                                                                      Exhibit 99

                                 Allergan, Inc.

                              2001 Financial Report

                                TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................   1
Consolidated Balance Sheets.................................................  17
Consolidated Statements of Earnings.........................................  18
Consolidated Statements of Stockholders' Equity.............................  19
Consolidated Statements of Cash Flows.......................................  21
Notes to Consolidated Financial Statements..................................  22
Independent Auditors' Report................................................  43
Quarterly Results...........................................................  44
Selected Financial Data.....................................................  45
Market Prices of Common Stock and Dividends.................................  46
Schedule II -- Valuation and Qualifying Accounts............................  47

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
                  THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2001

This financial review presents the operating results for Allergan, Inc. for each of the three years in the period ended December 31, 2001, and its financial condition at December 31, 2001. This review should be read in connection with the information presented in the Consolidated Financial Statements and the related Notes to the Consolidated Financial Statements.

Allergan, Inc. (the Company), headquartered in Irvine, California, is a technology-driven, global health care company that develops and commercializes specialty pharmaceutical products for the ophthalmic, neurological, dermatological and other specialty markets.

                             DISCONTINUED OPERATIONS

On June 29, 2002, the Company completed a spin-off of its ophthalmic surgical and contact lens care businesses to its stockholders. The spin-off was effected by contributing the Company's ophthalmic surgical and contact lens care businesses to a newly formed subsidiary, Advanced Medical Optics, Inc. (AMO) and issuing a tax-free dividend of AMO's stock to the Company's stockholders. The common stock of AMO began trading publicly on the New York Stock Exchange on July 1, 2002. The Company's consolidated financial statements and related notes contained herein have been recast to reflect the financial position, results of operations and cash flows of AMO as a discontinued operation. The Company did not account for its ophthalmic surgical and contact lens care businesses as a separate legal entity. Therefore, the following selected financial data for the Company's discontinued operations is presented for informational purposes only and does not necessarily reflect what the net sales or net earnings would have been had the businesses operated as a stand-alone entity. The net earnings of discontinued operations include allocations of certain Allergan corporate expenses to those operations. These amounts have been allocated to the discontinued operations on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by those operations. See Note 2 to the Consolidated Financial Statements.

               Selected Financial Data for Discontinued Operations

                                  Year Ended December 31,
(in millions)            2001              2000              1999
------------------------------------------------------------------
Net Sales               $543.1            $570.5            $577.6
Net Earnings              54.9              49.2              44.5

Effective with the third quarter of the Company's 2002 fiscal year, the Company will no longer include the results of operations and cash flows of its discontinued ophthalmic surgical and contact lens care businesses in its Consolidated Financial Statements.

The Company and AMO expect to incur estimated expenses of $140 million to $150 million in connection with costs associated with the spin-off. Additionally, management has estimated that approximately $50 million to $60 million of additional annual costs will be incurred by AMO and approximately $15 million to $20 million of additional net costs will be incurred by the Company associated with disynergies, contract manufacturing arrangements and changes to cost and debt capital structure as a result of the separation of the companies.

                             CONTINUING OPERATIONS

Incorporated in 1948, the Company, including discontinued operations, employs approximately 6,400 professionals around the world. The Company is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, dry eye, psoriasis, acne, photodamage, movement disorders, metabolic disease, and various types of cancer. With 2001 sales from continuing operations in excess of $1.1 billion, the Company is an innovative leader in therapeutic and other prescription products, and to a limited degree over the counter products, that are sold in more than 100 countries around the world.

The Company operates in four regions: North America, Latin America, Europe and Asia Pacific. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

The Company markets its specialty pharmaceuticals product lines in each region. The Company's specialty pharmaceutical products include a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) (Botulinum toxin type A) for therapeutic neuromuscular disorders and related pain as well as cosmetic facial aesthetics. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for its products in all geographic regions which share similar distribution channels and customers.

In 2001, 2000 and 1999, the Company participated in the following research and development and marketing collaboration activities related to its continuing operations:

In December 2001, the Company entered into a global licensing agreement with Laboratories Thea S.A. for the use of the ABAK(TM) device, a multi-dose system for the delivery of preservative-free eye drops.

In July 2001, the Company entered into an agreement with Procter and Gamble Pharmaceuticals, Inc., for the co-promotion of Tazorac(R) (tazarotene cream and gel 0.05% and 0.1%) to the general practitioner market in the United States.

In June 2001, the Company entered into a collaboration agreement with Inspire Pharmaceuticals, Inc. for the right to commercialize INS365 Ophthalmic, a compound for the treatment of dry eye.

In May 2001, the Company entered into a license and collaboration agreement with Oculex Pharmaceuticals, Inc. for the right to develop and commercialize various compounds for the treatment of serious conditions affecting the retina and back of eye based on Oculex's proprietary biodegradable and reservoir drug delivery technologies.

In April 2001, the Company entered into agreements with Bardeen Sciences Company, LLC (BSC) pursuant to which the Company transferred to BSC a portfolio of compounds and projects, agreed to perform research and development on the portfolio in exchange for a fee from BSC, acquired certain commercialization rights to the portfolio, and acquired an option to acquire, under certain circumstances, all of the outstanding equity of BSC. The agreements are described more fully in Note 6 to the Consolidated Financial Statements.

In December 2000, the Company entered into a license agreement with Photochemical Co., Ltd., for the right to develop and commercialize ATX-S10, a compound used for photodynamic therapy of age-related macular degeneration.

In December 2000, the Company entered into a collaboration agreement with Aurora Biosciences Corporation, focused on ion channel drug discovery for ophthalmic indications.

In August 2000, the Company entered into a license agreement with Kyorin Pharmaceuticals, for the development and commercialization of gatifloxacin for the treatment of ocular infections in all territories except Japan, Korea, China, and Taiwan.

In May 2000, the Company entered into a license and multi-year research collaboration agreement with the Center for Applied Microbiology and Research
(CAMR) to accelerate the commercial availability of CAMR's novel neurotoxin-based technology that targets the treatment of acute and chronic pain conditions.

In March 2000, the Company entered into a collaboration agreement with ISTA Pharmaceuticals, in which it will commercialize Vitrase, a drug used for the treatment of severe vitreous hemorrhage, in all markets except Mexico and Japan.

In February 2000, the Company entered into a multi-year, multi-product segment alliance agreement with Dura Pharmaceuticals, to commercialize selected Allergan products in the U.S. primary care and respiratory segments. This alliance agreement terminated in August 2001.

In December 1999, the Company acquired an exclusive license to a patented use of neurotoxins like Botox(R) in specific medical applications.

In December 1999, the Company entered into a license agreement with Boehringer Ingelheim granting the Company the right to develop and commercialize epinastine for the treatment of ocular allergies.

In November 1999, the Company entered into an agreement with 3M Pharmaceuticals, a division of Minnesota Mining and Manufacturing Company, to co-promote the Company's proprietary acne product, Tazorac(R), in the U.S. dermatology market. This agreement terminated in June 2001.

In October 1999, the Company entered into a three-year agreement with ChemRx Advanced Technologies, Inc. to provide the Company with a diverse compound screening library.

In September 1999, the Company entered into a multi-year agreement with McNeil Consumer Healthcare, a subsidiary of Johnson & Johnson, to commercialize the Company's proprietary anti-infective, Ocuflox(R) (ofloxacin ophthalmic solution) 0.3%, in the U.S. pediatric and selected general practitioner markets. This agreement terminated in December 2001.

In July 1999, the Company entered into a license and research collaboration agreement with ACADIA Pharmaceuticals to discover, develop and commercialize compounds for glaucoma, based on ACADIA's proprietary receptor-selective muscarinic lead compounds.

In June 1999, the Company obtained an exclusive license from XOMA Ltd. to use recombinant BPI in combination with other anti-infectives to treat ophthalmic infections. This license agreement terminated in February 2001.

In April 1999, the Company entered into a long-term marketing, sales and development partnership with Bioglan Pharma Plc to commercialize Zorac(R) (tazarotene gel 0.05% and 0.1%) in the United Kingdom, Ireland, Denmark, Sweden, Finland, and other international markets, including certain countries in the Middle East and Africa.

In February 1999, the Company entered into a long-term marketing, sales and development partnership with Pierre Fabre Dermatologie to commercialize Zorac(R) in continental Europe and nearby territories.

                        RESULTS OF CONTINUING OPERATIONS

The Company operates its business on the basis of a single reportable segment - specialty pharmaceuticals. The Company produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for certain therapeutic and cosmetic indications. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for its products in all geographic regions which share similar distribution channels and customers. The following discussion reflects the Company's results of continuing operations, unless otherwise indicated.

Management evaluates its various global product portfolios on a revenue basis, which is presented below. The Company's principal markets are the United States, Europe, Latin America and Asia. The United States information is presented separately as it is the Company's headquarters country, and U.S. sales, including manufacturing operations, represented 67.0%, 63.4% and 60.7% of total product net sales in 2001, 2000, and 1999, respectively. In the United States, sales to two major customers represent 28.2% and 26.9% of total Company consolidated product net sales in 2001 and 2000, respectively. In the United States, 1999 sales to one major customer represented 16.3% of total Company consolidated product net sales in 1999. No other country or single customer generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

                                    Net Sales

The following table sets forth, for the periods indicated, net sales by major product line.

                                                                          Year Ended December 31,
(in millions)                                              2001                   2000                   1999
-------------------------------------------------------------------------------------------------------------------
Specialty Pharmaceuticals:
       Eye Care Pharmaceuticals                         $   753.7                $ 683.9                $ 576.2
       Skin Care                                             78.9                   68.7                   76.6
       Botox(R)                                             309.5                  239.5                  175.8
                                                        ---------                -------                -------
                  Total Product Net Sales               $ 1,142.1                $ 992.1                $ 828.6
                                                        =========                =======                =======

Domestic                                                     67.0%                  63.4%                  60.7%
International                                                33.0%                  36.6%                  39.3%

Net sales for 2001 were $1.142 billion, which was an increase of $150.0 million or 15% over 2000. Foreign currency fluctuations in 2001 decreased sales by $28.8 million or 3% as compared to average rates in effect in 2000. At constant currency rates, sales increased by $178.8 million or 18% over 2000.

Net sales increased in 2001 compared to 2000 primarily as a result of increases in sales in all three product lines. Eye Care Pharmaceutical sales increased by $69.8 million, or 10%; sales of Botox(R) Purified Neurotoxin Complex increased by $70.0 million, or 29%; and Skin Care sales increased by $10.2 million, or 15% in 2001. Eye Care Pharmaceutical sales increased in 2001 primarily as a result of the launch of the Company's new glaucoma drug, Lumigan(R) (bimatoprost ophthalmic solution 0.03%) in the first quarter, the launch of Alphagan(R) P (brimonidine tartrate ophthalmic solution 0.15%) ophthalmic solution for glaucoma in the third quarter, and the growth in sales of the anti-infective Ocuflox(R). Eye Care Pharmaceutical sales increased by 20% in the United States and 4% at constant currency rates in international markets in 2001 compared to 2000. Eye Care Pharmaceutical sales in international markets decreased due to adverse currency fluctuations by $20.3 million, or 7%, primarily as a result of the decline in the value of the euro and the Brazilian real compared to the U.S. dollar. Botox(R) sales increased as a result of strong growth in both the United States and international markets. Allergan believes its worldwide market share as of December 31, 2001 is over 80% for medical neurotoxins including Botox(R). Although the market for neurotoxins continues to expand, the rate of growth of Botox(R) was slightly impacted by the introduction of a competing toxin in 2001. Skin Care sales increased primarily as a result of strong sales of Tazorac(R) in the United States where it is FDA approved to treat both psoriasis and acne.

Net sales for 2000 were $992.1 million, which was an increase of $163.5 million or 20% over 1999. Foreign currency fluctuations in 2000 decreased sales by $24.1 million or 3% as compared to average exchange rates in effect in 1999. At constant currency rates, sales increased by $187.6 million or 23% over 1999.

Net sales increased in 2000 compared to 1999 primarily as a result of increases in sales in two product lines, partially offset by a decrease in sales of Skin Care products. Eye Care Pharmaceutical sales increased by $107.7 million, or 19%, and sales of Botox(R) increased by $63.7 million, or 36% in 2001. Eye Care Pharmaceutical sales increased primarily as a result of growth in sales of Alphagan(R) ophthalmic solution. Sales growth in international markets decreased due to currency fluctuation, by $19.3 million, or 8%, primarily as a result of a decrease in the value of the euro compared to the U.S. dollar. Sales increased by 28% in the United States and 14% at constant currency rates in international markets in 2000 compared to 1999. Botox(R) sales increased as a result of strong growth in both the United States and international markets. Skin Care sales decreased by $7.9 million, or 10% from 1999 to 2000. Skin Care sales were negatively impacted by the divestiture and out-licensing of certain Skin Care products in 1999 and 2000, primarily in Europe and other international markets outside the U.S. and Canada.

The following table sets forth, for periods indicated, net sales by geographic location.

                                                                          Year Ended December 31,
(in millions)                                                2001                  2000                   1999
--------------------------------------------------------------------------------------------------------------
United States                                             $  760.8                $ 625.1               $ 497.4
Europe                                                       183.0                  181.8                 173.5
Latin America                                                102.4                  100.0                  82.7
Asia Pacific                                                  55.1                   48.1                  39.8
Other                                                         35.9                   33.3                  29.4
                                                          --------                -------               -------
                                                           1,137.2                  988.3                 822.8
Manufacturing operations                                       4.9                    3.8                   5.8
                                                          --------                -------               -------
Total Product Net Sales                                   $1,142.1                $ 992.1               $ 828.6
                                                          ========                =======               =======

Net sales increased in 2001 by $178.8 million on a constant currency basis, offset by a decrease in net sales of $28.8 million caused by changes in exchange rates. United States net sales increased $135.7 million. Net sales in Europe increased $6.9 million at constant currency rates, partially offset by a $5.7 million decrease attributable primarily to the weakening of the euro vs. the U.S. dollar in 2001 as compared to 2000. Net sales in Latin America increased $19.4 million at constant currency rates, but were reduced by $17.0 million primarily from the weakening of the Brazilian real vs. the U.S. dollar. Asia Pacific net sales increased $11.4 million at constant currency rates, somewhat offset by a $4.4 million decrease from the weakening of the Japanese yen and the Australian dollar vs. the U.S. dollar. Other net sales increased by $3.9 million at constant currency rates, partially offset by a $1.3 million decrease resulting from the weakening of the Canadian dollar vs. the U.S. dollar. The currency weakness of $28.8 million in 2001 primarily impacted the Eye Care Pharmaceutical and Botox(R) businesses. The Eye Care Pharmaceutical business was impacted by the weakening Brazilian real and euro, while the Botox(R) business was impacted by the weakening of the euro, Brazilian real and the Japanese yen.

Net sales increased in 2000 by $187.6 million on a constant currency basis, offset by a decrease in net sales of $24.1 million caused by changes in exchange rates. United States net sales increased $127.7 million. Net sales in Europe increased $30.1 million at constant currency rates, but were offset by a $21.8 million decrease resulting from a weakening of the euro vs. the U.S. dollar. Latin America net sales increased $17.8 million at constant currency rates, offset by a $0.5 million decrease due to a weakness in most Latin American currencies vs. the U.S. dollar. Asia Pacific net sales increased $10.2 million at constant currency rates, partially offset by a $1.9 million decrease resulting from a weak Australian dollar and other Asian currencies vs. the U.S. dollar. Other net sales increased by $3.9 million at constant currency rates. The currency weakness in 2000 primarily impacted the Eye Care Pharmaceutical and Botox(R) businesses, and resulted from the weakening of the euro.

                               Income and Expenses

The following table sets forth the relationship to sales of various income statement items for continuing operations:

                                                                          Year Ended December 31,
                                                             2001                   2000                  1999
----------------------------------------------------------------------------------------------------------------
Product net sales                                            100.0%                 100.0%                100.0%
Cost of sales                                                 17.3                   19.9                  20.6
                                                            ------                 ------                ------
Product gross margin                                          82.7                   80.1                  79.4
Research services margin                                       0.3                    0.3                   0.4
Other operating costs and expenses:
    Selling, general and administrative                       42.1                   41.2                  40.1
    Technology fees from related party                        (0.1)                  (0.3)                 (0.7)
    Research and development                                  19.9                   16.7                  17.0
    Restructuring charge reversal                             (0.1)                     -                  (0.5)
    Asset write-off reversal                                     -                      -                  (0.1)
                                                            ------                 ------                 -----
Operating income                                              21.2                   22.8                  24.0
Gain/(loss) on investments, net                               (0.4)                   0.1                   1.7
Unrealized gains on derivative instruments                     0.4                      -                     -
Contribution to The Allergan Foundation                          -                      -                  (0.8)
Other non-operating income (expense), net                      1.6                    0.8                   0.6
                                                            ------                 ------                ------
Earnings before income taxes and minority interest            22.8%                  23.7%                 25.5%
                                                            ======                 ======                ======
Earnings from continuing operations                           15.0%                  16.7%                 17.3%
                                                            ======                 ======                ======

                                  Gross Margin

The Company's gross margin percentage increased by 2.6 percentage points from 80.1% in 2000 to 82.7% in 2001 and by 0.7 percentage points from 79.4% in 1999 to 80.1% in 2000. The increases in gross margin percentage in both years were primarily the result of shifts in the product mix of sales and a general increase in the gross margins of all product lines, except Eye Care Pharmaceutical gross margins in 2000 which were relatively flat compared to margins in 1999. Higher margin Botox(R) sales represented a greater percentage of 2001 sales compared to 2000, and 2000 sales compared to 1999.

                       Selling, General and Administrative

Selling, general and administrative expenses as a percentage of net sales increased in 2001 to 42.1% from 41.2% in 2000. The percentage increase in 2001 was the result of an increase in promotion, selling, marketing, and general and administrative expenses in both dollars and as a percentage of sales. This increase was primarily attributable to increased selling expenses associated with the launch of Lumigan(R) and Alphagan(R) P in the United States. Selling, general and administrative expenses as a percentage of net sales increased in 2000 to 41.2% from 40.1% in 1999. The percentage increase in 2000 was the result of an increase in promotion, selling, and marketing expenses as a percentage of sales.

                            Research and Development

Research and development expenses increased by 37% in 2001 to $227.5 million compared to $165.7 million in 2000 and by 18% in 2000 to $165.7 million compared to $140.6 million in 1999. Research and development spending does not include research and development spending performed under contracts with Allergan Specialty Therapeutics, Inc. (ASTI) in 2001, 2000, and 1999 or with Bardeen Sciences Corporation, LLC (See Note 6 to the Consolidated Financial Statements), in 2001.

In April 2001, the Company purchased all of the outstanding Class A Common Stock of ASTI for $71.0 million in cash. This resulted in a charge of $40.0 million associated with in-process research and development and the recording of $31.0 million in capitalized core technology. Excluding the effect of the $40.0 million charge, research and development expenses would have increased $21.8 million or 13%, compared to 2000. Research and development spending increased in 2001 as a result of the Company's expanded research efforts, particularly in technologies not currently commercialized by the Company, as well as Skin Care and Botox(R) research and development. Research and development spending increased in 2000 as a result of the expanded research efforts in Eye Care Pharmaceutical and Botox(R) research and development. Research and development expenditures are allocated to each product line, with higher rates of investments allocated to Eye Care Pharmaceuticals and Botox(R).

                                 Special Charges

During 1998, the Company recorded a $74.8 million pre-tax restructuring charge, of which $50.4 million was recorded to continuing operations and $24.4 million to discontinued operations. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations (including discontinued operations) were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses and a review of the G&A cost structure and manufacturing capabilities during 1998. During the years ended December 31, 2001, 2000 and 1999, severance payments of $3.0 million, $4.0 million and $8.5 million, respectively, were made to 121, 20 and 323 terminated employees, respectively, associated with the reduction of G&A staff and manufacturing facilities related to both continuing and discontinued operations.

In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction did not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring plan in 1999, of which $2.3 million was recorded to continuing operations and $1.5 million to discontinued operations.

In 2001, the Company reviewed all restructuring activities related to the 1998 restructure charge and determined that all activities were completed. As a result, the remaining accrual of $1.7 million, representing primarily an accrual for severance and facility closure costs, was eliminated, and a corresponding benefit was recorded to continuing operations. There will be no further activities related to the 1998 restructure plan.

The table below presents the restructuring activities through December 31, 2001 resulting from the 1998 restructuring charge. The detailed activities include amounts for both continuing and discontinued operations.

                                                           Facility       Abandonment
                                          Payments         Closure            of
                                        to Employees         and           Computer
                                       Involuntarily     Consolidation     Software         Other          Total
(in millions)                            Terminated          Costs           Costs          Costs       Restructuring
-------------                          -------------     -------------    -----------     ---------     -------------
Net charge during 1998                    $ 22.7            $ 28.9          $ 10.6         $ 12.6          $ 74.8
Assets written off during 1998                 -             (25.3)          (10.6)          (4.8)          (40.7)
Spending during 1998                        (3.6)                -               -           (7.4)          (11.0)
                                       ------------------------------------------------------------------------------
Balances as of December 31, 1998            19.1               3.6               -            0.4            23.1
Adjustments during 1999                        -              (0.3)              -            0.3               -
Net credit during 1999                      (2.6)             (0.7)              -           (0.5)           (3.8)
Assets written off during 1999                 -              (0.3)              -              -            (0.3)
Spending during 1999                        (8.5)             (0.4)              -              -            (8.9)
                                       ------------------------------------------------------------------------------
Balances as of December 31, 1999             8.0               1.9               -            0.2            10.1
Adjustments during 2000                     (0.5)              0.4               -            0.1               -
Spending during 2000                        (4.0)                -               -           (0.1)           (4.1)
                                       ------------------------------------------------------------------------------
Balances as of December 31, 2000             3.5               2.3               -            0.2             6.0
Net credit during 2001                      (0.5)             (1.2)              -              -            (1.7)
Spending during 2001                        (3.0)             (1.1)              -           (0.2)           (4.3)
                                       ------------------------------------------------------------------------------
Balances as of December 31, 2001          $    -            $    -          $    -         $    -          $    -
                                       ==============================================================================

In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million pre-tax charge, of which $31.9 million was recorded to continuing operations and $26.6 million to discontinued operations. Such charge reduced the value of a manufacturing facility, office facilities in Europe, assets related to certain skin care products and certain other assets. In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999 of which $0.8 million was recorded to continuing operations and $0.6 million to discontinued operations.

In 1996, the Company recorded a $70.1 million pre-tax restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation, of which $27.8 million was recorded to continuing operations and $42.3 million to discontinued operations. The Company began restructuring activities in Europe in 1996 and completed them in 1999. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999, of which $1.3 million was recorded to continuing operations and $4.5 million to discontinued operations. In 2000, the Company completed all restructuring activities related to the 1996 restructure charge and eliminated the remaining accrual of $2.0 million consisting of an additional $0.2 million pre-tax charge to continuing operations and a $2.2 million reversal to discontinued operations.

                                Operating Income

Operating income was $242.0 million or 21% of product net sales in 2001, $225.9 million or 23% of product net sales in 2000, and $198.8 million or 24% of product net sales in 1999.

Operating income increased by $16.1 million from $225.9 million or 23% of product net sales in 2000 to $242.0 million or 21% of product net sales in 2001. Such increases were the result of the $150.0 million or 15% increase in product sales, combined with the 2.6 percentage point increase in gross margin percentage from 2000 to 2001. Such increases were partially offset by the $74.3 million increase in selling, general and administrative expenses, net of technology fees from a related party, and by the increase in research and development expenses of $61.8 million.

Operating income increased by $27.1 million from $198.8 million or 24% of product net sales in 1999 to $225.9 million or 23% of product net sales in 2000. Such increase was the result of the $163.5 million or 20% increase in product net sales, combined with the 0.7 percentage point increase in gross margin percentage from 1999 to 2000. Such increase was partially offset by the $80.0 million increase in selling, general, and administrative expenses, net of technology fees from related party, and by the increase in research and development expenses of $25.1 million.

                                  Income Taxes

The effective tax rate in 2001 was 34.0%, up from the 29.3% effective tax rate in 2000. Included in the 2001 operating income is the $40.0 million charge for in-process research and development associated with the acquisition of ASTI in the second quarter of 2001. The Company did not record an income tax benefit for this charge. Excluding the negative impact of the $40.0 million in-process research and development charge, the 2001 effective tax rate would have been 29.5% which is up slightly from the 2000 effective tax rate of 29.3%. The slight increase in the effective tax rate is primarily attributable to a change in the mix of pre-tax earnings in the various tax jurisdictions in which the Company operates and an increase in foreign dividends, partially offset by increased research and development tax credits.

The effective tax rate in 2000 was 29.3%, down from the 31.9% effective tax rate in 1999. The decline in 2000 was primarily attributable to increased research and development tax credits coupled with a decrease in foreign dividends.

                                  Net Earnings

Earnings from continuing operations were $171.2 million in 2001 compared to $165.9 million in 2000. The $5.3 million increase in net earnings in 2001 is primarily the result of the $16.1 million increase in operating income and an increase in non-operating income of $8.6 million, somewhat offset by an increase in income taxes of $19.4 million. Included in operating income is the $40.0 million charge for in-process research and development associated with the acquisition of ASTI in the second quarter of 2001. The Company did not record an income tax benefit for this charge. The increase in non-operating income includes a $4.8 million increase in net interest income, a $4.2 million unrealized gain on derivative instruments, and a $4.9 million increase in Other, net. These increases were somewhat offset by a $4.5 million loss in 2001 associated with the permanent impairment of certain equity investments compared to a $0.8 million gain on investments in 2000. The increase in net interest income is associated with the full year effect of the issuance of Zero Coupon Convertible Subordinated Notes in November 2000. The net unrealized gain on derivative instruments relates to the mark to market adjustment required under SFAS No. 133. The increase in Other, net in 2001 vs. 2000 is primarily attributable to income associated with the mutual termination of a selling alliance agreement and the gain from the divestiture of certain pharmaceutical products in Latin America.

Earnings from continuing operations were $165.9 million in 2000 compared to $143.7 million in 1999. The $22.2 million increase in net earnings in 2000 is primarily the result of the $27.1 million increase in operating income offset by a decrease in non-operating income of $2.7 million and an increase in income taxes of $1.7 million. The decrease in non-operating income is primarily the result of a decrease in gain on investments of $13.2 million in 2000 vs. 1999, partially offset by a $2.0 million increase in net interest income associated with the issuance of Zero Coupon Convertible Subordinated Notes in November 2000 and the absence of contributions to The Allergan Foundation in 2000 vs. a contribution of $6.9 million in 1999.

Net earnings for the year ended December 31, 2001 included a $1.2 million after-tax loss related to the adoption of Statement of Financial Accounting Standards No. 133 -"Accounting For Derivative Instruments and Hedging Activities."

                         LIQUIDITY AND CAPITAL RESOURCES

Management assesses the Company's liquidity by its ability to generate cash to fund its operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; the extent of the Company's stock repurchase program; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms.

Historically, the Company has generated cash from operations in excess of working capital requirements. The net cash provided by continuing operations was $292.0 million in 2001 compared to $268.2 million in 2000 and $195.0 million in 1999. Operating cash flow from continuing operations increased in 2001 compared to 2000 primarily as a result of the increase in net earnings, including the effect of non-cash items. The increased cash outflow in "Other" related to various collaborations and other miscellaneous receivables which were offset by a decrease in cash used for trade receivables compared to 2000. Additionally, the increased cash outflow in "Accrued Expenses" is primarily the result of the Company's contributions in 2001 to its U.S. pension plan of approximately $40.3 million compared to $4.5 million in 2000. Operating cash flow from continuing operations increased in 2000 compared to 1999 primarily as a result of the increase in net earnings and an increase in accrued expenses, offset by the increase in accounts receivable and an increase in income taxes paid.

Net cash used in investing activities was $166.8 million in 2001. Excluding the $70.2 million in net cash paid in connection with the acquisition of Allergan Specialty Therapeutics, Inc. (ASTI), cash used in investing activities would have been $96.6 million. The Company invested $84.1 million in expenditures for plant and equipment more fully described under "Capital Expenditures" below. Net cash used in investing activities was $78.1 million in 2000 including $60.3 million in expenditures for plant equipment and $7.5 million to acquire software. Net cash used in investing activities was $34.5 million in 1999 including $58.7 million in expenditures for plant and equipment, and $12.4 million to acquire software. Such expenditures in 1999 were offset by $33.8 million in proceeds from sale of investments.

Net cash used in financing activities was $163.0 million in 2001, composed primarily of $47.5 million for payment of dividends and $130.9 million for purchases of treasury stock. Cash in the amount of $30.9 million was provided by the sale of stock to employees. Net cash provided by financing activities was $341.1 million in 2000, composed primarily of proceeds from subordinated convertible borrowings of $400.0 million and $148.1 million from the sale of stock to employees. Net cash was used for the payment of dividends of $41.9 million, $122.8 million for purchases of treasury stock and $42.3 million in net repayments of debt, including notes payable, commercial paper and long-term debt. Net cash used in financing activities was $174.6 million in 1999, composed primarily of $37.0 million for payment of dividends and $225.3 million for purchases of treasury stock. Cash was provided by a $58.9 million net increase in debt and $28.8 million from the sale of stock to employees.

Net cash provided by discontinued operations was $56.3 million, $72.6 million and $1.4 million for 2001, 2000 and 1999, respectively, principally from operating activities.

As of December 31, 2001, the Company had long-term credit facilities and a medium term note program. The credit facilities allow for additional borrowings of up to $250.0 million through 2003. The note program allows the Company to issue up to an additional $35.0 million in notes on a non-revolving basis. Borrowings under the credit facilities are subject to certain financial and operating covenants, including a requirement that the Company maintain certain financial ratios and other customary covenants for credit facilities of similar kind. In connection with the AMO spin-off, the Company amended, as necessary, its financial covenants with its lenders in order to remain in compliance with its credit agreements. As of December 31, 2001, the Company had $75.0 million in borrowings outstanding under the note program and no borrowings under its credit facilities.

A substantial portion of the Company's existing cash and equivalents are held by non-U.S. subsidiaries. These funds are planned to be utilized in the Company's operations outside the United States. The Company has approximately $655.2 million in unremitted earnings outside the United States, including amounts related to discontinued operations, for which withholding and U.S. taxes have not been provided. Tax costs could be incurred if these funds were remitted to the United States.

The Company believes that the net cash provided by operating activities, supplemented as necessary with borrowings available under the Company's existing credit facilities and existing cash and cash equivalents, will provide it with sufficient resources to meet working capital requirements, debt service and other cash needs over the next year.

As described in Note 7 to the Consolidated Financial Statements, the Company estimates that over the next three to five years spending on various in-process research and development projects associated with the capitalized core technology in conjunction with the acquisition of ASTI, will range between $40 million and $80 million. The specific amount of spending will be determined annually based on the availability of research funds in conjunction with the Company's planned level of research and development in the normal course of business.

                              Capital Expenditures

Expenditures for property, plant and equipment totaled $84.1 million for 2001, $60.3 million for 2000 and $58.7 million for 1999. Expenditures in 2001 include construction of a new research and development facility, expansion of manufacturing facilities and a variety of other projects designed to improve productivity. The Company expects to invest $80 million to $100 million in a new research and development facility and property, plant and equipment in 2002.

                                    Inflation

Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by the Company. The competitive and regulatory environments in many markets substantially limit the Company's ability to fully recover these higher costs through increased selling prices. The Company continually seeks to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

                          Foreign Currency Fluctuations

Approximately 33.0% of the Company's revenues in 2001 were derived from operations outside the U.S., and a portion of the Company's international cost structure is denominated in currencies other than the U.S. dollar. As a result, the Company is subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates. The Company routinely monitors its transaction exposure to currency rates and implements certain economic hedging strategies to limit such exposure, as appropriate. The impact of foreign currency fluctuations on the Company's sales was as follows: a $28.8 million decrease in 2001, a $24.1 million decrease in 2000 and a $40.0 million decrease in 1999. The 2001 sales decrease was due primarily to a weakening of European currencies, the Brazilian real and the Japanese yen. The 2000 sales decrease related to a decline in the value of European currencies, the Australian dollar and most Latin American and Asian currencies versus the U.S. dollar. The 1999 sales decrease included decreases related to the Brazilian real and European currencies, offset by an increase related to the Japanese yen. See
Note 1 to the Consolidated Financial Statements relative to the Company's accounting policy on foreign currency translation.

In December 2001, the Argentine peso devalued and decoupled from the U.S. dollar. While the Company does not have significant operations in Argentina, as net sales and net assets represent less than 1% of the Company's total, the Company could be subject to foreign currency translation losses.

In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to economically hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 14 to the Consolidated Financial Statements for activities relating to foreign currency risk management.

                          Bardeen Sciences Company, LLC

In April 2001, the Company contributed the rights to certain compounds and research projects (currently consisting of the following: Memantine, Androgen Tears, Tazarotene in oral form for the treatment of acne, AGN 195795, AGN 196923, AGN 197075, a hypotensive lipid/timolol combination, a photodynamic therapy project, tyrosine kinase inhibitors for the treatment of ocular neovascularization, a vision-sparing project, and a retinal disease project (the "Portfolio")) to Bardeen Sciences Company, LLC ("BSC") in exchange for future commercialization rights and a contingent call option (the "Option"). Under certain circumstances, additional compounds and projects may be added to the portfolio. The Portfolio does not consist of proprietary basic technology necessary to the Company's ongoing operations. BSC was formed for the purpose of researching, developing and commercializing human pharmaceutical compounds and products. BSC is wholly owned by an independent third-party investor entity, Farallon Pharma Investors (the "Investor") which has made, and retains, a substantive equity investment in BSC. Neither the Company nor any officer or director of the Company owns any interest in the Investor or any interest in BSC. The Investor has voting control of BSC and has the substantive risks and rewards of ownership of BSC. The Company has certain protective rights but maintains no operational control over BSC. An officer of the Company serves on the 5-member board of directors of BSC.

The commercialization rights, which are guaranteed through expiration of the Option and exist at BSC's discretion thereafter, currently permit the Company to market products developed from the compounds contributed to BSC worldwide, subject to a market-rate royalty on net sales. In addition, the Company may acquire a separate option to purchase rights to any one product for a payment of $25 million. The Company may exercise this option to buy non-exclusive royalty free rights to any one product that has been approved for sale by the Food and Drug Administration ("FDA") or other regulatory body at the then-current fair market value of such rights.

BSC has engaged the Company to perform certain research and development services for BSC. However, BSC has the right at any time and for any reason to terminate its research and development agreement with the Company and to use a third party research and development provider.

The Company's Option, if exercisable, would provide the Company with the right to buy all but not less than all of the Investor's equity in BSC for an option price described in the option agreement.

The Option is not currently exercisable. The Option will only become exercisable by the Company on the earlier of one of the following events:

         1. The following two events have occurred: (i) the Portfolio has resulted in at least three "research successes", as that term is defined in the option agreement and (ii) two (2) years have passed since the effective date of the option agreement; or

         2. The amount of money provided by the Investor and available for research and development by BSC has either (i) fallen below an amount required to fund BSC's anticipated research and development activities during the next 90-day period or (ii) fallen below $15,000,001 (a "Funding Shortfall"); or

         3. A change of law, regulation, or interpretive legal or accounting principles has occurred which could materially affect the Company's relationship with BSC.

The Investor's obligations to continue to fund BSC are affected by certain events, including the Company's ability to adequately perform research and development services for BSC, the Company's ability to meet its obligations, and changes of control of the Company. In the event that the Investor is relieved of its obligation to fund BSC as a result of any of the foregoing, a Funding Shortfall could occur and the exercisability of the Option could accelerate.

The Option expires if not exercised by the earlier of 5 years from the date of the parties' agreement or 60 days after a Funding Shortfall.

The Option price takes into account the amount of research and development funds expended at risk by BSC on the Portfolio and the time that has elapsed since the effective date of the parties' option agreement. Although not currently exercisable, for illustrative purposes if the Company were able to exercise the Option as of December 31, 2001, the option price would be approximately $95 million. If BSC continues to fund research and development on the Portfolio at the level currently anticipated, and the Company exercised the Option on December 31, 2003, the option price would be approximately $350 million. Additionally, the option price would be greater in later years, as BSC expended additional funds on research and development.

Neither BSC nor the Investor has the ability to require the Company to exercise the Option or to require the Company to provide any funding to BSC, and the Company has not and does not intend to provide any funding to BSC. In the event the Company does not exercise the Option or its product purchase right, BSC has the ability to sell compounds or products to other third parties.

BSC's current Portfolio research and development activities take place under a Research and Development Services Agreement between the Company and BSC pursuant to which all such activities are fully funded by BSC. Because the financial risk associated with the research and development has been transferred to BSC and repayment of the funds provided by BSC depends solely on the results of the research and development having future economic benefit, the Company recognizes revenues and related costs as services are performed under such agreement as required under SFAS No. 68, Research and Development Arrangements. These amounts are included in research service revenues in the accompanying Consolidated Statements of Earnings. For the year ended December 31,

2001, the Company recognized $27.4 million and $25.0 million in research revenues and research costs, respectively, under the Research and Development Services Agreement with BSC.

                QUANTITATIVE AND QUALITATIVE MARKET RISK FACTORS

In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to economically hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 14 to the Consolidated Financial Statements for activities relating to foreign currency risk management.

To ensure the adequacy and effectiveness of the Company's foreign exchange hedge positions, the Company continually monitors its foreign exchange forward and option positions both on a stand-alone basis and in conjunction with its underlying foreign currency exposures, from an accounting and economic perspective.

However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in foreign exchange rates. In addition, the timing of the accounting for recognition of gains and losses related to mark-to-market instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect the Company's consolidated operating results and financial position. Current changes in the fair value of the foreign currency option contracts are recorded through earnings as "Unrealized Gains/Losses on Derivative Instruments," and the gains and losses realized from the foreign currency forward and option contracts are recorded in "Other, net" in the accompanying Consolidated Statements of Earnings.

In June 1998, Statement of Financial Accounting Standards No. 133 - "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) was issued, as amended, and was effective for all periods of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133 establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized in earnings unless specific hedging accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that an entity must formally document, designate and assess the effectiveness of derivative instruments that receive hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001.

The Company identified two types of derivative instruments at December 31, 2000, which were included in "Other current assets" on the Company's consolidated balance sheet. The derivative instruments are foreign currency option contracts and foreign currency forward contracts. Upon adoption of SFAS No. 133, the Company's management decided not to designate the foreign currency options and foreign currency forward contracts as accounting hedges. Accordingly, the Company recorded a net-of-tax cumulative-effect loss of $1.2 million into earnings to adjust the foreign currency option and forward contracts, which were recorded at December 31, 2000 at cost, to fair value at January 1, 2001, the date of adoption of SFAS No. 133.

                               Interest Rate Risk

The Company's interest income and expense is more sensitive to fluctuations in the general level of U.S. interest rates than to changes in rates in other markets. Changes in U.S. interest rates affect the interest earned on the Company's cash and equivalents, interest expense on the Company's debt as well as costs associated with the foreign currency contracts.

At December 31, 2001, the Company had $53.4 million of variable rate debt. If interest rates on the variable rate debt were to increase or decrease by 1% for the year, annual interest expense would increase or decrease by approximately $530,000.

The table below presents information about certain of the Company's investment portfolio and its debt obligations for the years ended December 31, 2001 and 2000:

                                                        DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------
                                                                                                             Fair
(in millions, except interest                              Maturing in                                      Market
rates)                             2002      2003       2004        2005   2006   Thereafter     Total       Value
-------------------------------------------------------------------------------------------------------------------
ASSETS

Cash equivalents:

Repurchase Agreements             $176.1        -           -          -      -           -     $176.1      $176.1
Weighted Average Interest Rate      2.18%       -           -          -      -           -       2.18%

Foreign Time Deposits               51.9        -           -          -      -           -       51.9        51.9
Weighted Average Interest Rate      3.93%       -           -          -      -           -       3.93%

Commercial Paper                   386.3        -           -          -      -           -      386.3       386.3
Weighted Average Interest Rate      1.91%       -           -          -      -           -       1.91%

Other Cash Equivalents             105.2        -           -          -      -           -      105.2       105.2
Weighted Average Interest Rate      2.23%       -           -          -      -           -       2.23%

TOTAL CASH EQUIVALENTS            $719.5        -           -          -      -           -     $719.5      $719.5
WEIGHTED AVERAGE INTEREST RATE      2.17%       -           -          -      -           -       2.17%

LIABILITIES

Debt Obligations:

Fixed Rate ($US)                  $ 20.0    $30.0           -          -      -      $411.8     $461.8      $461.2
Weighted Average Interest Rate      6.92%    5.72%          -          -      -        2.50%      2.90%

Other Fixed Rate (non-US$)           4.2      0.4      $  0.1          -      -           -        4.7         4.7
Weighted Average Interest Rate     16.85%   12.85%      12.00%         -      -           -      16.41%

Variable Rate ($US)                 29.7      1.4           -          -      -           -       31.1        31.1
Weighted Average Interest Rate      3.41%    1.93%          -          -      -           -       3.34%

Other Variable Rate (non-US$)       21.2      0.7         0.4          -      -           -       22.3        22.3
Weighted Average Interest Rate      4.06%    5.10%       5.10%         -      -           -       4.11%

TOTAL DEBT OBLIGATIONS            $ 75.1    $32.5      $  0.5          -      -      $411.8     $519.9      $519.3
WEIGHTED AVERAGE INTEREST RATE      5.28%    5.63%       6.48%         -      -        2.50%      3.10%

                                                       DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------
                                                                                                             Fair
(in millions, except interest                             Maturing in                                       Market
rates)                             2001      2002      2003        2004    2005    Thereafter    Total       Value
-------------------------------------------------------------------------------------------------------------------
ASSETS

Cash equivalents:

Repurchase Agreements             $350.0        -          -          -       -           -     $350.0      $350.0
Weighted Average Interest Rate      6.76%       -          -          -       -           -       6.76%

Commercial Paper                   257.3        -          -          -       -           -      257.3       257.3
Weighted Average Interest Rate      6.58%       -          -          -       -           -       6.58%

Foreign Time Deposits               48.3        -          -          -       -           -       48.3        48.3
Weighted Average Interest Rate      5.38%       -          -          -       -           -       5.38%

TOTAL CASH EQUIVALENTS            $655.6        -          -          -       -           -     $655.6      $655.6
WEIGHTED AVERAGE INTEREST RATE      6.59%       -          -          -       -           -       6.59%

LIABILITIES

Debt Obligations:

Fixed Rate ($US)                  $ 14.0    $45.0      $30.0          -       -      $401.7     $490.7      $546.2
Weighted Average Interest Rate      6.83%    7.21%      5.72%         -       -        2.50%      3.25%

Other Fixed Rate (non-US$)           0.9      0.9        0.3          -       -           -        2.1         2.1
Weighted Average Interest Rate      13.5%    13.5%      13.5%         -       -           -       13.5%

Variable Rate ($US)                  3.2      3.0        1.6          -       -           -        7.8         7.8
Weighted Average Interest Rate      5.89%    5.75%      5.75%         -       -           -       5.81%

Other Variable Rate (non-US$)       23.6      0.7        0.6      $ 0.5       -           -       25.4        25.4
Weighted Average Interest Rate      8.53%    5.10%      5.10%      5.10%      -           -       8.29%

TOTAL DEBT OBLIGATIONS            $ 41.7    $49.6      $32.5      $ 0.5       -      $401.7     $526.0      $581.5
WEIGHTED AVERAGE INTEREST RATE      7.86%    7.21%      5.78%      5.10%      -        2.50%      3.57%

                             Foreign Currency Risk

Overall, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect the Company's consolidated sales and gross margins as expressed in U.S. dollars.

From time to time, the Company enters into foreign currency option and foreign currency forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to economically offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency option and foreign currency forward contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The realized gains and losses on these contracts upon settlement of the contracts economically offset changes in the value of the related exposures and are recorded in "Other, net" in the accompanying Consolidated Statements of Earnings.

All of the Company's outstanding foreign exchange forward contracts are entered into to protect the value of intercompany receivables denominated in currencies other than the lender's functional currency. Upon adoption of SFAS No. 133, the Company's management decided not to designate the foreign currency forward contracts as accounting hedges. Accordingly, changes in the fair value of the foreign currency forward contracts and the revaluation of the foreign currency denominated intercompany receivables are recorded through "Other, net" in the accompanying Consolidated Statements of Earnings.

Probable but not firmly committed transactions are comprised of sales of the Company's products and purchases of raw materials in currencies other than the U.S. Dollar. A majority of these sales are made through the Company's subsidiaries in Europe, Asia (particularly Japan), Canada, Latin America and Australia. The Company purchases foreign exchange option contracts to economically hedge the currency exchange risks associated with these probable but not firmly committed transactions. The duration of foreign exchange hedging instruments, whether for firmly committed transactions or for probable but not firmly committed transactions, currently does not exceed one year. The premium cost of purchased foreign exchange option contracts are recorded in "Other Current Assets" and amortized over the life of the options.

A substantial portion of the Company's purchased options are entered into to protect the value of anticipated, but not firmly committed transactions in Japan, Europe, Australia and Canada. Upon adoption of SFAS No. 133, the Company's management decided not to designate the foreign currency option contracts as accounting hedges. Accordingly, current changes in the fair value of the foreign currency option contracts are recorded through earnings as "Unrealized Gains/Losses on Derivative Instruments" in the accompanying Consolidated Statements of Earnings.

The following table provides information about the Company's foreign currency derivative financial instruments outstanding as of December 31. These instruments hedge foreign currency risks associated with both continuing and discontinued operations. The information is provided in U.S. dollar amounts, as presented in the Company's Consolidated Financial Statements.

                                                           2001                                      2000
                                          --------------------------------------     -----------------------------------
                                            Notional           Average Contract        Notional         Average Contract
                                             Amount             Rate or Strike          Amount           Rate or Strike
                                          (in millions)             Amount           (in millions)           Amount
                                          -------------             ------           -------------           ------
Foreign currency forward contracts:
(Receive $US/Pay Foreign Currency)
   Euros                                     $19.6                   0.90              $   -                     -
   Australian Dollars                          2.3                   0.51                3.7                  0.54
   Spanish Pesetas                               -                      -                7.4                188.80
   French Francs                                 -                      -                8.7                  7.44
   Italian Lira                                  -                      -                4.1              2,196.98
Miscellaneous other currencies                 0.1                    n/a                1.1                   n/a
                                             -----                                     -----
                                             $22.0                                     $25.0
                                             =====                                     =====

Estimated fair value                         $ 0.2                                     $(1.5)
                                             =====                                     =====

                                                            2001                                      2000
                                           -------------------------------------      -----------------------------------
                                             Notional           Average Contract        Notional         Average Contract
                                              Amount             Rate or Strike          Amount           Rate or Strike
                                           (in millions)             Amount           (in millions)           Amount
                                           -------------             ------           -------------           ------
Foreign currency purchased put options:
   Japanese Yen                              $ 57.2                 118.78              $ 36.8                105.92
   Euro                                        62.0                   0.90                71.2                  0.87
   Canadian Dollar                             12.0                   1.57                13.4                  1.53
   Australian Dollar                            7.1                   0.51                 3.9                  0.54
   Brazilian Real                               4.5                   2.83                   -                     -
   U.K. Pound                                   3.4                   1.44                 7.6                  1.46
   Other                                       11.9                    n/a                11.9                   n/a
                                             ------                                     ------
                                             $158.1                                     $144.8
                                             ======                                     ======

Estimated fair value                         $  9.2                                     $  3.7
                                             ======                                     ======

NEW ACCOUNTING STANDARDS NOT YET ADOPTED

In July 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations," (SFAS No. 141) was issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method combinations completed after June 30, 2001. SFAS No. 141 also requires that the Company evaluate its existing intangible assets and goodwill that were acquired in prior business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition of intangibles apart from goodwill.

Additionally, in July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (SFAS No. 142) was issued and is effective for all periods of fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company). SFAS No. 142 establishes accounting and reporting standards for intangible assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be evaluated annually for impairment rather than amortized. Upon adoption of SFAS No. 142, the Company will also be required to test goodwill and intangible assets with indefinite useful lives for impairment within the first interim period with any impairment loss being recognized as a cumulative effect of a change in accounting principle.

In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill and intangible assets with indefinite useful lives are impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company then has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired.

The Company adopted the provisions of SFAS No. 141 on June 30, 2001 and the provisions of SFAS No. 142 on January 1, 2002 which did not result in a negative impact on the Company's Consolidated Financial Statements. As of January 1, 2002, the Company had unamortized goodwill in the amount of $9.4 million, which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to goodwill was $3.0 million, $3.4 million, and $3.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

In October 2001, Statement of Financial Accounting Standards No.144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), was issued. SFAS No.144 supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company has reflected the provisions of SFAS No. 144 on the Company's consolidated financial statements included herein.

                           FORWARD LOOKING STATEMENTS

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain disclosures made by the Company in this report and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments which express the Company's opinions about trends and factors which may impact future operating results. Disclosures that use words such as the Company "believes," "anticipates," "expects" and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in context with the Company's disclosures about its businesses made in the Company's press releases and in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

                           CONSOLIDATED BALANCE SHEETS

                                                                           As of December 31,
                                                                    2001                       2000
---------------------------------------------------------------------------------------------------
                                                                    (in millions, except share data)
                                                  ASSETS
Current assets
    Cash and equivalents                                         $  774.9                  $  761.3
    Trade receivables, net                                          164.7                     165.7
    Inventories                                                      55.0                      48.6
    Other current assets                                            120.2                     121.8
                                                                 --------                  --------
        Total current assets                                      1,114.8                   1,097.4
Assets from discontinued operations                                 377.5                     404.6
Investments and other assets                                        168.0                     128.3
Property, plant and equipment, net                                  360.4                     321.7
Goodwill and intangibles, net                                        25.5                      19.0
                                                                 --------                  --------
        Total assets                                             $2,046.2                  $1,971.0
                                                                 ========                  ========

                                            LIABILITIES AND
                                         STOCKHOLDERS' EQUITY
Current liabilities
    Notes payable                                                $   75.1                  $   41.7
    Accounts payable                                                 74.7                      64.4
    Accrued compensation                                             45.8                      34.8
    Other accrued expenses                                           94.4                     105.9
    Income taxes                                                    114.4                      98.5
                                                                 --------                  --------
        Total current liabilities                                   404.4                     345.3
Liabilities from discontinued operations                            163.6                     189.4
Long-term debt                                                       33.0                      82.6
Long-term convertible subordinated notes, net
    of discount                                                     411.8                     401.7
Other liabilities                                                    54.8                      77.6

Commitments and contingencies

Minority interest                                                     1.2                       0.6

Stockholders' equity
    Preferred stock, $.01 par value; authorized
       5,000,000 shares; none issued                                    -                         -
    Common stock, $.01 par value; authorized
       300,000,000 shares; issued 134,255,000 shares                  1.3                       1.3
    Additional paid-in capital                                      321.6                     288.7
    Accumulated other comprehensive loss                            (61.6)                    (50.8)
    Retained earnings                                               928.4                     780.0
                                                                 --------                  --------
                                                                  1,189.7                   1,019.2
    Less treasury stock, at cost
      (3,005,000 and 2,574,000 shares)                             (212.3)                   (145.4)
                                                                 --------                  --------

        Total stockholders' equity                                  977.4                     873.8
                                                                 --------                  --------
        Total liabilities and stockholders' equity               $2,046.2                  $1,971.0
                                                                 ========                  ========

See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                          Year Ended December 31,
                                                            2001                    2000                  1999
--------------------------------------------------------------------------------------------------------------
                                                                   (in millions, except per share data)
Product sales
Net sales                                                 $1,142.1                 $992.1                $828.6
Cost of sales                                                198.1                  197.7                 170.4
                                                          --------                 ------                ------
       Product gross margin                                  944.0                  794.4                 658.2
                                                          --------                 ------                ------

Research services
Research service revenues (primarily from
  related party through April 16, 2001)                       60.3                   62.9                  46.2
Cost of research services                                     56.1                   59.4                  43.3
                                                          --------                 ------                ------
       Research services margin                                4.2                    3.5                   2.9
                                                          --------                 ------                ------

Selling, general and administrative                          481.1                  409.2                 332.2
Research and development                                     227.5                  165.7                 140.6
Technology fees from related party                            (0.7)                  (3.1)                 (6.1)
Restructuring charge (reversal)                               (1.7)                   0.2                  (3.6)
Asset write-off reversal                                         -                      -                  (0.8)
                                                          --------                 ------                ------

Operating income                                             242.0                  225.9                 198.8

Interest income                                               30.6                   23.9                  14.3
Interest expense                                             (18.1)                 (16.2)                 (8.6)
(Loss)/gain on investments, net                               (4.5)                   0.8                  14.0
Unrealized gains on derivative instruments                     4.2                      -                     -
Contributions to The Allergan Foundation                         -                      -                  (6.9)
Other, net                                                     6.1                    1.2                  (0.4)
                                                          --------                 ------                ------

Earnings from continuing operations before
  income taxes and minority interest                         260.3                  235.6                 211.2

Provision for income taxes                                    88.5                   69.1                  67.4
Minority interest                                              0.6                    0.6                   0.1
                                                          --------                 ------                ------

Earnings from continuing operations                          171.2                  165.9                 143.7

Earnings from discontinued operations, net of
  applicable income tax expense of $20.6 million,
  $19.0 million and $13.3 million for years ended
  2001, 2000 and 1999, respectively                           54.9                   49.2                  44.5

Cumulative effect of change in accounting
  principle, net of $0.5 million of tax                       (1.2)                     -                     -
                                                          --------                 ------                ------

Net earnings                                              $  224.9                 $215.1                $188.2
                                                          ========                 ======                ======

Basic:
    Continuing operations                                 $   1.30                 $ 1.27                $ 1.09
    Discontinued operations                                   0.42                   0.38                  0.33
    Cumulative effect of accounting change, net              (0.01)                     -                     -
                                                           -------                 ------                ------
    Net basic earnings per share                          $   1.71                 $ 1.65                $ 1.42
                                                          ========                 ======                ======

Diluted:
    Continuing operations                                 $   1.29                 $ 1.24                $ 1.06
    Discontinued operations                                   0.40                   0.37                  0.33
    Cumulative effect of accounting change, net              (0.01)                    -                      -
                                                          --------                 ------               -------
    Net diluted earnings per share                        $   1.68                 $ 1.61               $  1.39
                                                          ========                 ======               =======

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                   Accumulated
                                          Common Stock             Additional                         Other
                                        -------------------         Paid-in        Unearned       Comprehensive
(in millions, except per share data)    Shares    Par Value         Capital       Compensation         Loss
----------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                67.1        $0.7            $239.3          $(16.3)         $ (4.3)
Comprehensive income
 Net earnings
 Other comprehensive income,
  net of tax:
  Foreign currency translation
   adjustments
  Unrealized loss on
   investments

  Other comprehensive loss                                                                            (45.0)

     Comprehensive income

 Two for one stock split effected as
  a dividend                             67.2         0.6
 Dividends ($0.28 per share)
 Stock options exercised                                               22.2
 Activity under other stock plans                                      (0.1)           (5.4)
 Adjustment in reporting of
  subsidiaries
 Purchase of treasury stock
 Expense of compensation plans                                                          5.8
                                        ------------------------------------------------------------------------
 Balance December 31, 1999              134.3         1.3             261.4           (15.9)          (49.3)
 Comprehensive income
  Net earnings
  Other comprehensive income,
   net of tax:
  Foreign currency translation
   adjustments
  Unrealized gain on
   investments

  Other comprehensive loss                                                                             (1.5)

   Comprehensive income

 Dividends ($0.32 per share)
 Stock options exercised                                               37.1
 Activity under other stock plans                                                       0.4
 Adjustment in reporting of
  subsidiaries
 Purchase of treasury stock
 Expense of compensation plans                                                          5.7
                                        -------------------------------------------------------------------------
 Balance December 31, 2000              134.3         1.3             298.5            (9.8)          (50.8)
 Comprehensive income
  Net earnings
  Other comprehensive income,
   net of tax:
   Minimum pension liability
    adjustment
   Foreign currency translation
    adjustments
   Unrealized loss on
    investments

  Other comprehensive loss                                                                            (10.8)

  Comprehensive income

Dividends ($0.36 per share)
Stock options exercised                                                26.5
Activity under other stock plans                                                        0.5
Purchase of treasury stock
Expense of compensation plans                                                           5.9
                                        -------------------------------------------------------------------------
Balance December 31, 2001               134.3        $1.3            $325.0          $ (3.4)         $(61.6)
                                        =========================================================================


See accompanying notes to consolidated financial statements.

                                                                 Treasury Stock
                                           Retained            ------------------                  Comprehensive
(in millions, except per share data)       Earnings            Shares      Amount       Total          Income
-----------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                   $516.3             (1.0)     $ (39.7)      $696.0
Comprehensive income
 Net earnings                                188.2                                      188.2         $188.2
 Other comprehensive income,
  net of tax:
  Foreign currency translation
   adjustments                                                                                         (42.1)
  Unrealized loss on
   investments                                                                                          (2.9)
                                                                                                      ------
   Other comprehensive loss                                                             (45.0)         (45.0)
                                                                                                      ------
     Comprehensive income                                                                             $143.2
                                                                                                      ======
 Two for one stock split effected as
  a dividend                                  (0.6)            (1.0)
 Dividends ($0.28 per share)                 (37.0)                                     (37.0)
 Stock options exercised                     (17.8)             1.0         46.6         51.0
 Activity under other stock plans              4.5              1.3          4.3          3.3
 Adjustment in reporting of
  subsidiaries                                (2.5)                                      (2.5)
 Purchase of treasury stock                                    (4.7)      (225.3)      (225.3)
 Expense of compensation plans                                                            5.8
                                            -------------------------------------------------
 Balance December 31, 1999                   651.1             (4.4)      (214.1)       634.5
 Comprehensive income
  Net earnings                               215.1                                      215.1         $215.1
  Other comprehensive income,
   net of tax:
   Foreign currency translation
    adjustments                                                                                         (2.8)
   Unrealized gain on
    investments                                                                                          1.3
                                                                                                      ------
   Other comprehensive loss                                                              (1.5)          (1.5)
                                                                                                      ------
      Comprehensive income                                                                            $213.6
                                                                                                      ======
 Dividends ($0.32 per share)                 (41.9)                                     (41.9)
 Stock options exercised                     (41.8)             3.9        189.9        185.2
 Activity under other stock plans              0.7                           1.6          2.7
 Adjustment in reporting of
  subsidiaries                                (3.2)                                      (3.2)
 Purchase of treasury stock                                    (2.1)      (122.8)      (122.8)
 Expense of compensation plans                                                            5.7
                                            -------------------------------------------------
Balance December 31, 2000                    780.0             (2.6)      (145.4)       873.8
 Comprehensive income
  Net earnings                               224.9                                      224.9         $224.9
  Other comprehensive income,
   net of tax:
  Minimum pension liability
   adjustment                                                                                           (7.2)
  Foreign currency translation
   adjustments                                                                                          (2.5)
  Unrealized loss on
   investments                                                                                          (1.1)
                                                                                                      ------
  Other comprehensive loss                                                              (10.8)         (10.8)
                                                                                                      ------
  Comprehensive income                                                                                $214.1
                                                                                                      ======
Dividends ($0.36 per share)                  (47.5)                                     (47.5)
Stock options exercised                      (30.9)             1.3         61.8         57.4
Activity under other stock plans               1.9              0.1          2.2          4.6
Purchase of treasury stock                                     (1.8)      (130.9)      (130.9)
Expense of compensation plans                                                             5.9
                                            -------------------------------------------------
Balance December 31, 2001                   $928.4             (3.0)     $(212.3)      $977.4
                                            =================================================


See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year Ended December 31,
(in millions)                                               2001                   2000                   1999
--------------------------------------------------------------------------------------------------------------
Cash flows provided by operating activities
Earnings from continuing operations                         $170.0                 $165.9                $143.7
Non cash items included in earnings
  from continuing operations:
    Cumulative effect of accounting change for
      derivative instruments                                   1.7                      -                     -
    In-process research and development                       40.0                      -                     -
    Depreciation and amortization                             53.0                   55.0                  53.1
    Amortization of prepaid royalties                            -                      -                   1.2
    Amortization of original issue discount                   10.1                    1.7                     -
    Deferred income taxes (benefit)                           14.1                   (4.6)                (11.9)
    Loss (gain) on investments                                 4.5                   (0.8)                (14.0)
    Loss (gain) on sale of assets                              0.8                    1.1                  (3.5)
    Unrealized gain on derivatives                            (4.2)                     -                     -
    Gain on divestiture of pharmaceutical products            (2.0)                     -                     -
    Contribution to The Allergan Foundation                      -                      -                   6.9
    Expense of compensation plans                             11.6                    8.5                  10.0
    Minority interest                                          0.6                    0.6                   0.1
    Restructuring charge (reversal)                           (1.7)                   0.2                  (3.6)
    Asset write-off reversal                                     -                      -                  (0.8)
    Adjustment in reporting of foreign subsidiaries              -                   (3.2)                 (2.5)
    Changes in assets and liabilities:
      Trade receivables                                       (2.7)                 (45.2)                (15.3)
      Inventories                                             (7.7)                  (3.1)                 (2.6)
      Accounts payable                                         9.2                    9.5                   5.0
      Accrued expenses                                       (14.3)                  24.6                 (19.0)
      Income taxes                                            42.4                   52.0                  66.3
      Other                                                  (33.4)                   6.0                 (18.1)
                                                            ------                 ------                ------
       Net cash provided by continuing operations            292.0                  268.2                 195.0
                                                            ------                 ------                ------

Cash flows from investing activities
Additions to property, plant and equipment                   (84.1)                 (60.3)                (58.7)
Proceeds from sale of property, plant and equipment            4.6                    0.5                  13.7
Proceeds from sale of investments                                -                    3.0                  33.8
Acquisition, net of cash acquired                            (70.2)                     -                     -
Other, net                                                   (17.1)                 (21.3)                (23.3)
                                                            ------                 ------                ------
       Net cash used in investing activities                (166.8)                 (78.1)                (34.5)
                                                            ------                 ------                ------

Cash flows from financing activities
Dividends to stockholders                                    (47.5)                 (41.9)                (37.0)
(Decrease) increase in notes payable                         (12.3)                   9.4                   0.7
Sale of stock to employees                                    30.9                  148.1                  28.8
Net (repayments) borrowings under commercial
  paper obligations                                              -                  (47.1)                  4.5
Proceeds from convertible, subordinated borrowings               -                  400.0                     -
Long-term debt borrowings                                        -                      -                  56.4
Repayments of long-term debt                                  (3.2)                  (4.6)                 (2.7)
Payments to acquire treasury stock                          (130.9)                (122.8)               (225.3)
                                                            ------                 ------                ------
       Net cash (used in) provided by financing activities  (163.0)                 341.1                (174.6)

Cash flow from discontinued operations                        56.3                   72.6                   1.4
Effect of exchange rates on cash and equivalents              (4.9)                  (3.1)                 (6.8)
                                                            ------                 ------                ------
Net increase (decrease) in cash and equivalents               13.6                  600.7                 (19.5)
Cash and equivalents at beginning of year                    761.3                  160.6                 180.1
                                                            ------                 ------                ------
Cash and equivalents at end of year                         $774.9                 $761.3                $160.6
                                                            ======                 ======                ======

Supplemental disclosure of cash flow information
Cash paid during the year for:
    Interest (net of amount capitalized)                    $ 20.9                 $ 19.2                $ 13.4
                                                            ======                 ======                ======
    Income taxes                                            $ 52.2                 $ 54.5                $ 33.2
                                                            ======                 ======                ======

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               Note 1: Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of Allergan, Inc. and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the financial statements. The Company's consolidated financial statements and related notes have been recast to reflect the financial position, results of operations and cash flows of its ophthalmic surgical and contact lens care businesses as a discontinued operation (See Note
2).

During the fiscal years between 1997 and 1999, the Company converted the financial systems of its significant non-U.S. subsidiaries. Simultaneous with the system conversion, the Company modified the results of operations to be accounted for on a calendar year basis rather than on the fiscal year ended November 30. All significant non-U.S. subsidiaries completed this conversion by December 31, 1999. For the year ended December 31, 1999 approximately $19.2 million in revenue and $2.5 million of net losses were recorded in the month of activity but were not included in operating results. Activities not included in operating results were recorded as adjustments to retained earnings. While there were no such conversions in 2000, miscellaneous adjustments were made during 2000 to activities previously recorded to retained earnings.

                                Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates.

                          Foreign Currency Translation

The financial position and results of operations of the Company's foreign subsidiaries are generally determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income in stockholders' equity. Gains and losses resulting from foreign currency transactions and translation adjustments relating to foreign entities deemed to be operating in U.S. dollar functional currency in highly inflationary economies are included in earnings.

                              Cash and Equivalents

The Company considers cash and equivalents to include cash in banks, repurchase agreements, commercial paper and deposits with financial institutions which can be liquidated without prior notice or penalty.

                                   Investments

The Company has both marketable and non-marketable equity investments in conjunction with its various collaboration arrangements. The Company classifies its marketable equity investments as available-for-sale securities with net unrealized gains or losses recorded as a component of accumulated other comprehensive income. The non-marketable equity investments represent investments in start-up technology companies or partnerships that invest in start-up technology companies and are recorded at cost. Marketable and non-marketable equity investments are evaluated periodically for impairment. If it is determined that a decline of any investment is other than temporary, then the investment basis would be written down to fair value and the write-down would be included in earnings as a loss.

                                   Inventories

Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method.

                                Long-Lived Assets

Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon disposition, the net book value of assets is relieved and resulting gains or losses are reflected in earnings. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful life of the related asset. Accelerated depreciation methods are generally used for income tax purposes.

Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and was amortized on a straight-line basis over periods from 7 to 20 years for the years ended December 31, 2001, 2000 and 1999. Intangibles include patents, licensing agreements and marketing rights which are being amortized over their estimated useful lives ranging from 3 to 10 years. Amortization expense for goodwill and all other intangibles was $3.9 million in 2001 and $4.7 million in both 2000 and 1999.

Long-lived assets are reviewed for impairment in value when changes in circumstances dictate based upon undiscounted future operating cash flows, and appropriate losses are recognized and reflected in current earnings, to the extent the carrying amount of an asset exceeds its estimated fair value determined by the use of appraisals, discounted cash flow analyses or comparable fair values of similar assets.

                               Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped and title and risk of loss transfer to the customer (i.e., F.O.B. shipping point). The Company generally permits returns of product from any product line by any class of customer if such product is returned in a timely manner, in good condition, from the normal channels of distribution. Return policies in certain international markets provide for more stringent guidelines for returns in accordance with the terms of contractual agreements with customers. Allowances for returns are provided for based upon an analysis of the Company's historical patterns of returns matched against the sales from which they originated. Historical product returns have been within the amounts reserved.

Research service revenue is recognized and related costs are recorded as services are performed under research service agreements. At such time, the research service customers are obligated to pay, and such obligation is not refundable.

The Company recognizes as other income, license fees based upon the facts and circumstances of each licensing agreement. In general, the Company recognizes income on signing of a license agreement that grants rights to products or technology to a third party if the Company has no further obligation to provide products or services to the third party after granting the license.

                            Stock-Based Compensation

The Company measures stock based compensation for option grants to employees and members of the board of directors using a method which assumes that options granted at market price at the date of grant have no intrinsic value. Pro forma net earnings and earnings per share are presented in Note 13 as if the fair value method had been applied.

                                  Income Taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances are established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment. No provision is made for taxes on unremitted earnings of certain non-U.S. subsidiaries which are or will be reinvested indefinitely in such operations.

                              Comprehensive Income

Comprehensive income encompasses all changes in equity other than those with stockholders and consists of net earnings, foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains or losses on marketable equity investments. The Company does not provide for U.S. income taxes on foreign currency translation adjustments since it does not provide for such taxes on undistributed earnings of foreign subsidiaries.

                                Reclassifications

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

                      Recently Adopted Accounting Standards

In June 1998, Statement of Financial Accounting Standards No. 133 - "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) was issued, as amended, and was effective for all periods of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133 establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized in earnings unless specific hedging accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that an entity must formally document, designate and assess the effectiveness of derivative instruments that receive hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001.

The Company identified two types of derivative instruments at December 31, 2000, which were included in "Other current assets" on the Company's consolidated balance sheet. The derivative instruments are foreign currency option contracts and foreign currency forward contracts. Upon adoption of SFAS No. 133, the Company's management decided not to designate the foreign currency options and foreign currency forward contracts as accounting hedges. Accordingly, the Company recorded a net-of-tax cumulative-effect loss of $1.2 million into earnings to adjust the foreign currency option and forward contracts, which were recorded at December 31, 2000 at cost, to fair value at January 1, 2001, the date of adoption of SFAS No. 133.

                    New Accounting Standards Not Yet Adopted

In July 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations," (SFAS No. 141) was issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method combinations completed after June 30, 2001. SFAS No. 141 also requires that the Company evaluate its existing intangible assets and goodwill that were acquired in prior business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition of intangibles apart from goodwill.

Additionally, in July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (SFAS No. 142) was issued and is effective for all periods of fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company). SFAS No. 142 establishes accounting and reporting standards for intangible assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be evaluated annually for impairment rather than amortized. Upon adoption of SFAS No. 142, the Company will also be required to test goodwill and intangible assets with indefinite useful lives for impairment within the first interim period with any impairment loss being recognized as a cumulative effect of a change in accounting principle.

In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill and intangible assets with indefinite useful lives are impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company then has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired.

The Company adopted the provisions of SFAS No. 141 on June 30, 2001 and the provisions of SFAS No. 142 on January 1, 2002 which did not result in a negative impact on the Company's Consolidated Financial Statements. As of January 1, 2002, the Company had unamortized goodwill in the amount of $9.4 million, which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to goodwill was $3.0 million, $3.4 million, and $3.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

In October 2001, Statement of Financial Accounting Standards No.144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), was issued. SFAS No.144 supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company has reflected the provisions of SFAS No. 144 on the Company's consolidated financial statements included herein.

                         Note 2: Discontinued Operations

On June 29, 2002, the Company completed a spin-off of its ophthalmic surgical and contact lens care businesses to its stockholders. The spin-off was effected by contributing the Company's ophthalmic surgical and contact lens care businesses to a newly formed subsidiary, Advanced Medical Optics, Inc. (AMO) and issuing a tax-free dividend of AMO's stock to the Company's stockholders. The common stock of AMO began trading publicly on the New York Stock Exchange on July 1, 2002. The Company's consolidated financial statements and related notes contained herein have been recast to reflect the financial position, results of operations and cash flows of AMO as a discontinued operation. The Company did not account for its ophthalmic surgical and contact lens care businesses as a separate legal entity. Therefore, the following selected data for the Company's discontinued operations is presented for informational purposes only and does not necessarily reflect what the net sales, net earnings, assets and liabilities would have been had the business operated as a stand-alone entity. The financial information for the Company's discontinued operations includes allocations of certain Allergan corporate assets, liabilities and expenses to those operations. These amounts have been allocated to the Company's discontinued operations on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by those operations.

The following tables set forth, for the periods indicated, selected financial data of the Company's discontinued operations.

               Selected Financial Data for Discontinued Operations

STATEMENT OF EARNINGS DATA              Year Ended December 31,
(in millions)                   2001             2000             1999
-------------              --------------   --------------   -------------
Net sales                      $543.1           $570.5           $577.6

Net earnings                     54.9             49.2             44.5

                                                   December 31,
BALANCE SHEET DATA                     -----------------------------------
(in millions)                               2001                  2000
-------------                          --------------        -------------
Current assets                             $210.5                $228.9
Goodwill and intangibles                    101.4                 114.2
Other non-current assets                     65.6                  61.5
                                           ------                ------
    Total assets                           $377.5                $404.6
                                           ======                ======

Current liabilities                        $ 85.6                $ 87.2
Long-term debt                               75.8                 100.4
Other non-current liabilities                 2.2                   1.8
                                           ------                ------
    Total liabilities                      $163.6                $189.4
                                           ======                ======

Current assets consist primarily of trade accounts receivable and inventories. Current liabilities consist primarily of the current portion of long-term debt, accounts payable and accrued compensation.

                           Note 3: Common Stock Split

On October 21, 1999, the Company's Board of Directors approved a two for one stock split in the form of a 100% stock dividend. At December 31, 1999, this stock split was recorded as a transfer of $671,000 from retained earnings to Common Stock, representing a $0.01 par value for each additional share issued.

                             Note 4: Special Charges

During 1998, the Company recorded a $74.8 million pre-tax restructuring charge, of which $50.4 million was recorded to continuing operations and $24.4 million to discontinued operations. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations (including discontinued operations) were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses and a review of the G&A cost structure and manufacturing capabilities during 1998. During the years ended December 31, 2001, 2000 and 1999, severance payments of $3.0 million, $4.0 million and $8.5 million, respectively, were made to 121, 20 and 323 terminated employees, respectively, associated with the reduction of G&A staff and manufacturing facilities related to both continuing and discontinued operations.

In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction did not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring plan in 1999 of which $2.3 million was recorded to continuing operations and $1.5 million to discontinued operations.

In 2001, the Company reviewed all restructuring activities related to the 1998 restructure charge and determined that all activities were completed. As a result, the remaining accrual of $1.7 million, representing primarily an accrual for severance and facility closure costs, was eliminated, and a corresponding benefit was recorded to continuing operations. There will be no further activities related to the 1998 restructure plan.

The table below presents the restructuring activities through December 31, 2001 resulting from the 1998 restructuring charge. The detailed activities include amounts for both continuing and discontinued operations.

                                                            Facility       Abandonment
                                            Payments         Closure           of
                                          to Employees         and          Computer
                                         Involuntarily    Consolidation     Software          Other            Total
(in millions)                             Terminated          Costs           Costs           Costs        Restructuring
-------------                            -------------    -------------    -----------    -------------    -------------
Net charge during 1998                      $ 22.7           $ 28.9          $ 10.6          $ 12.6           $ 74.8
Assets written off during 1998                   -            (25.3)          (10.6)           (4.8)           (40.7)
Spending during 1998                          (3.6)               -               -            (7.4)           (11.0)
                                         -------------------------------------------------------------------------------
Balances as of December 31, 1998              19.1              3.6               -             0.4             23.1
Adjustments during 1999                          -             (0.3)              -             0.3                -
Net credit during 1999                        (2.6)            (0.7)              -            (0.5)            (3.8)
Assets written off during 1999                   -             (0.3)              -               -             (0.3)
Spending during 1999                          (8.5)            (0.4)              -               -             (8.9)
                                         -------------------------------------------------------------------------------
Balances as of December 31, 1999               8.0              1.9               -             0.2             10.1
Adjustments during 2000                       (0.5)             0.4               -             0.1                -
Spending during 2000                          (4.0)               -               -            (0.1)            (4.1)
                                         -------------------------------------------------------------------------------
Balances as of December 31, 2000               3.5              2.3               -             0.2              6.0
Net credit during 2001                        (0.5)            (1.2)              -               -             (1.7)
Spending during 2001                          (3.0)            (1.1)              -            (0.2)            (4.3)
                                         -------------------------------------------------------------------------------
Balances as of December 31, 2001            $    -           $    -          $    -          $    -           $    -
                                         ===============================================================================

In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million pre-tax charge, of which $31.9 million was recorded to continuing operations and $26.6 million to discontinued operations. Such charge reduced the value of a manufacturing facility, office facilities in Europe, assets related to certain skin care products and certain other assets. In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999, of which $0.8 million was recorded to continuing operations and $0.6 million to discontinued operations.

In 1996, the Company recorded a $70.1 million pre-tax restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation, of which $27.8 million was recorded to continuing operations and $42.3 million to discontinued operations. The Company began restructuring activities in Europe in 1996 and completed them in 1999. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999, of which $1.3 million was recorded to continuing operations and $4.5 million to discontinued operations. In 2000, the Company completed all restructuring activities related to the 1996 restructure charge and eliminated the remaining accrual of $2.0 million consisting of an additional $0.2 million pre-tax charge to continuing operations and a $2.2 million reversal to discontinued operations.

                 Note 5: Contribution to The Allergan Foundation

In 1998, the Company founded The Allergan Foundation, an independent charitable foundation. In 1999, the Company disposed of its investment in Pharmacia & Upjohn, Inc. for a gain of $6.9 million. Such investment was the result of an investment in SUGEN, Inc. that was acquired by Pharmacia & Upjohn, Inc. in 1999. Prior to the sale of the investment, the Company contributed $6.9 million of Pharmacia & Upjohn, Inc. stock to The Allergan Foundation. The Company has no obligation to provide additional contributions to The Allergan Foundation on an annual or other basis. There were no contributions to The Allergan Foundation in 2001 or 2000.

                      Note 6: Bardeen Sciences Company, LLC

In April 2001, the Company contributed the rights to certain compounds and research projects (currently consisting of the following: Memantine, Androgen Tears, Tazarotene in oral form for the treatment of acne, AGN 195795, AGN 196923, AGN 197075, a hypotensive lipid/timolol combination, a photodynamic therapy project, tyrosine kinase inhibitors for the treatment of ocular neovascularization, a vision-sparing project, and a retinal disease project (the "Portfolio")) to Bardeen Sciences Company, LLC ("BSC") in exchange for future commercialization rights and a contingent call option (the "Option"). Under certain circumstances, additional compounds and projects may be added to the portfolio. The Portfolio does not consist of proprietary basic technology necessary to the Company's ongoing operations. BSC was formed for the purpose of researching, developing and commercializing human pharmaceutical compounds and products. BSC is wholly owned by an independent third-party investor entity, Farallon Pharma Investors (the "Investor") which has made, and retains, a substantive equity investment in BSC. Neither the Company nor any officer or director of the Company owns any interest in the Investor or any interest in BSC. The Investor has voting control of BSC and has the substantive risks and rewards of ownership of BSC. The Company has certain protective rights but maintains no operational control over BSC. An officer of the Company serves on the 5-member board of directors of BSC.

The commercialization rights, which are guaranteed through expiration of the Option and exist at BSC's discretion thereafter, currently permit the Company to market products developed from the compounds contributed to BSC worldwide, subject to a market-rate royalty on net sales. In addition, the Company may acquire a separate option to purchase rights to any one product for a payment of $25 million. The Company may exercise this option to buy non-exclusive royalty free rights to any one product that has been approved for sale by the Food and Drug Administration ("FDA") or other regulatory body at the then-current fair market value of such rights.

BSC has engaged the Company to perform certain research and development services for BSC. However, BSC has the right at any time and for any reason to terminate its research and development agreement with the Company and to use a third party research and development provider.

The Company's Option, if exercisable, would provide the Company with the right to buy all but not less than all of the Investor's equity in BSC for an option price described in the option agreement.

The Option is not currently exercisable. The Option will only become exercisable by the Company on the earlier of one of the following events:

         1. The following two events have occurred: (i) the Portfolio has resulted in at least three "research successes", as that term is defined in the option agreement and (ii) two (2) years have passed since the effective date of the option agreement; or

         2. The amount of money provided by the Investor and available for research and development by BSC has either (i) fallen below an amount required to fund BSC's anticipated research and development activities during the next 90-day period or (ii) fallen below $15,000,001 (a "Funding Shortfall"); or

         3. A change of law, regulation, or interpretive legal or accounting principles has occurred which could materially affect the Company's relationship with BSC.

The Investor's obligations to continue to fund BSC are affected by certain events, including the Company's ability to adequately perform research and development services for BSC, the Company's ability to meet its obligations, and changes of control of the Company. In the event that the Investor is relieved of its obligation to fund BSC as a result of any of the foregoing, a Funding Shortfall could occur and the exercisability of the Option could accelerate.

The Option expires if not exercised by the earlier of 5 years from the date of the parties' agreement or 60 days after a Funding Shortfall.

The Option price takes into account the amount of research and development funds expended at risk by BSC on the Portfolio and the time that has elapsed since the effective date of the parties' option agreement. Although not currently exercisable, for illustrative purposes if the Company were able to exercise the Option as of December 31, 2001, the option price would be approximately $95 million. If BSC continues to fund research and development on the Portfolio at the level currently anticipated, and the Company exercised the Option on December 31, 2003, the option price would be approximately $350 million. Additionally, the option price would be greater in later years, as BSC expended additional funds on research and development.

Neither BSC nor the Investor has the ability to require the Company to exercise the Option or to require the Company to provide any funding to BSC, and the Company has not and does not intend to provide any funding to BSC. In the event the Company does not exercise the Option or its product purchase right, BSC has the ability to sell compounds or products to other third parties.

BSC's current Portfolio research and development activities take place under a Research and Development Services Agreement between the Company and BSC pursuant to which all such activities are fully funded by BSC. Because the financial risk associated with the research and development has been transferred to BSC and repayment of the funds provided by BSC depends solely on the results of the research and development having future economic benefit, the Company recognizes revenues and related costs as services are performed under such agreement as required under SFAS No. 68, Research and Development Arrangements. These amounts are included in research service revenues in the accompanying Consolidated Statements of Earnings. For the year ended December 31, 2001, the Company recognized $27.4 million and $25.0 million in research revenues and research costs, respectively, under the Research and Development Services Agreement with BSC.

              Note 7: Allergan Specialty Therapeutics, Inc. (ASTI)

In 1997 the Company formed a new subsidiary, ASTI, to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. In 1998, the Company made a special distribution of ASTI Class A Common Stock to the Company's stockholders whereby the stockholders received one share of ASTI Class A Common Stock for each 20 shares of Common Stock held as of record date. As a result, all shares of ASTI Class A Common Stock were issued in the distribution. As a sole holder of ASTI's outstanding Class B Common Stock following the distribution, the Company had an irrevocable option to purchase all of the issued and outstanding shares of ASTI Class A Common Stock.

On April 16, 2001, the Company purchased all of the outstanding common stock of ASTI for $71 million in cash. The acquisition was accounted for by the purchase method of accounting and, accordingly, the Consolidated Statements of Earnings includes the results of ASTI beginning April 16, 2001. In conjunction with the acquisition, the Company recorded a one-time charge to in-process research and development expenses of $40 million during the second quarter of 2001.

The Company utilized an independent third-party appraiser to assess and allocate the value of in-process research and development. The values assigned to the various in-process projects were determined by identifying projects that have economic value but that had not yet reached technological feasibility and that have no alternative future use. The amount of purchase price allocated to in-process research and development was determined by using a risk adjusted valuation based on amounts expended to date for each project considering the stage of development and likelihood of success as adjusted for certain risk factors. The Company estimates that over the next three to five years, spending on these various in-process projects will range between $40 million and $80 million. The specific amount of spending will be determined annually based on the availability of research funds in conjunction with the Company's planned level of research and development spending in the normal course of business.

         The assets acquired, including capitalized core technology, were recorded at estimated fair values as determined by the Company's management based on information currently available. A summary of the assets acquired in the acquisition follows:

                                                                  (in millions)
Capitalized Core Technology
   (straight-line amortization over
   ten year useful life)                                              $31.0
In-Process Research and Development                                    40.0
                                                                      -----

Purchase price                                                         71.0
Less: cash acquired                                                    (0.8)
                                                                      -----

Net cash paid                                                         $70.2
                                                                      =====

Prior to the acquisition of ASTI, the Company had certain technology and research and development agreements with ASTI. The technology agreement required the Company to make specified payments on sales of certain products in exchange for receipt of a technology fee paid by ASTI and the option to independently develop certain compounds funded by ASTI. For the years ended December 31, 2001, 2000 and 1999, technology fees of $0.7 million, $3.1 million and $6.1 million, respectively, were earned and reported in technology fees from related party in the accompanying Consolidated Statements of Earnings. The research and development agreement allowed the Company to complete specific research and development activities for ASTI and recognize revenues and related costs as services were performed under such contracts. For the years ended December 31, 2001, 2000 and 1999, the Company recognized $32.9 million, $62.9 million and $46.2 million, respectively, in research service revenues under the research and development agreements with ASTI.

           Note 8: Composition of Certain Financial Statement Captions

                                                                              December 31,
(in millions)                                                       2001                      2000
---------------------------------------------------------------------------------------------------
Trade receivables, net
    Trade receivables                                              $167.1                    $167.0
    Less allowance for doubtful accounts                              2.4                       1.3
                                                                   ------                    ------
                                                                   $164.7                    $165.7
                                                                   ======                    ======
Inventories
    Finished products                                              $ 27.1                    $ 25.4
    Work in process                                                  17.4                      15.5
    Raw materials                                                    10.5                       7.7
                                                                   ------                    ------
                                                                   $ 55.0                    $ 48.6
                                                                   ======                    ======

Other current assets
    Prepaid expenses                                               $ 62.0                    $ 39.2
    Deferred taxes                                                   17.2                      45.6
    Other                                                            41.0                      37.0
                                                                   ------                    ------
                                                                   $120.2                    $121.8
                                                                   ======                    ======

Property, plant and equipment, net
    Land                                                           $  6.9                    $  8.6
    Buildings                                                       326.6                     306.7
    Machinery and equipment                                         301.1                     285.2
                                                                   ------                    ------
                                                                    634.6                     600.5
    Less accumulated depreciation                                   274.2                     278.8
                                                                   ------                    ------
                                                                   $360.4                    $321.7
                                                                   ======                    ======

Goodwill and intangibles, net
    Goodwill                                                       $ 36.9                    $ 45.3
    Intangibles                                                      31.9                      18.3
                                                                   ------                    ------
                                                                     68.8                      63.6
    Less accumulated amortization                                    43.3                      44.6
                                                                   ------                    ------
                                                                   $ 25.5                    $ 19.0
                                                                   ======                    ======

Accumulated other comprehensive loss
    Foreign currency translation adjustments                       $(54.4)                   $(51.9)
    Minimum pension liability adjustments,
      net of taxes of $1.7 million                                   (7.2)                        -
    Unrealized gain on investments,
      net of taxes of $0.7 million                                      -                       1.1
                                                                   ------                    ------
                                                                   $(61.6)                   $(50.8)
                                                                   ======                    ======

                    Note 9: Notes Payable and Long-Term Debt

                                           2001                               2000
                                          Average                            Average
                                         Effective                          Effective
                                         Interest       December 31,        Interest       December 31,
(in millions)                              Rate             2001              Rate             2000
----------------------------------------------------------------------------------------------------------
Bank loans                                 5.87%         $  23.5             8.67%          $  22.7
ESOP loan due 2003                         1.93%             4.5             5.75%              7.4
Medium term notes 3.11% - 6.92%
   due from 2002 - 2003                    5.17%            75.0             6.65%             89.0
Capitalized leases                                           1.9                                2.8
Other                                                        3.2                                2.4
                                                         -------                            -------
                                                           108.1                              124.3
     Less current maturities                                75.1                               41.7
                                                         -------                            -------
          Total long-term debt                           $  33.0                            $  82.6
                                                         =======                            =======

At December 31, 2001 and 2000, the Company had a domestic unused committed line of credit of $250 million which supports general corporate purposes. The commitment fees under the agreement are nominal.

The credit facilities and medium term note program entered into by the Company provide that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining minimum debt to capitalization ratios and minimum consolidated net worth. Certain covenants also limit subsidiary debt and restrict dividend payments. The Company was in compliance with these covenants and has approximately $170 million available for dividends at December 31, 2001.

The aggregate maturities of total long-term debt for each of the next five years and thereafter are as follows: $75.1 million in 2002; $32.5 million in 2003; $0.5 million in 2004 and none thereafter. Interest incurred of $0.9 million in 2001, $0.3 million in 2000, and $0.9 million in 1999 has been capitalized and included in property, plant and equipment.

                     Note 10: Convertible Subordinated Notes

On November 1, 2000, the Company issued Zero Coupon Convertible Subordinated Notes (the "Convertible Notes") with an aggregate principal amount at maturity of $657.5 million. The Convertible Notes, which were issued at a discount of $257.5 million, are unsecured, subordinate to all other Company indebtedness, and accrue interest at 2.5% annually, maturing on November 1, 2020. The Convertible Notes are convertible into approximately 3.8 million common shares at any time on or before maturity or redemption of the Convertible Notes.

During 2001 and 2000, approximately $10.1 million and $1.7 million, respectively, of interest expense was recognized representing the amortization of discount. The discount was amortized using the effective interest method. At December 31, 2001, approximately $245.7 million of unamortized discount remains as a component of the Convertible Notes.

                              Note 11: Income Taxes

The components of earnings before income taxes and minority interest were:

                                                                         Year Ended December 31,
(in millions)                                                2001                   2000                  1999
--------------------------------------------------------------------------------------------------------------
Earnings from continuing operations before
  income taxes and minority interest

    U.S.                                                    $136.3                 $138.4               $ 90.1
    Non-U.S.                                                 124.0                   97.2                121.1
                                                            ------                 ------               ------
                                                             260.3                  235.6                211.2
Cumulative effect of change in accounting principle           (1.7)                     -                    -
                                                            ------                 ------               ------

Earnings from continuing operations before income taxes
  and minority interest, but including the cumulative
  effect of change in accounting principle                  $258.6                 $235.6               $211.2
                                                            ======                 ======               ======

The provision for income taxes consists of the following:

                                                                         Year Ended December 31,
(in millions)                                                2001                   2000                  1999
--------------------------------------------------------------------------------------------------------------
Income tax expense (benefit) on:
    Earnings from continuing operations
      before income taxes and minority interest            $  88.5                $  69.1              $  67.4
    Cumulative effect of change in accounting principle       (0.5)                     -                    -
                                                           -------                -------              -------
                                                           $  88.0                $  69.1              $  67.4
                                                           =======                =======              =======
    Current
        U.S. federal                                       $  64.2                $  45.9              $  48.9
        Non-U.S.                                              14.0                   20.1                 18.7
        U.S. state                                            (4.3)                   7.6                 13.3
                                                           -------                -------              -------

        Total current                                         73.9                   73.6                 80.9
                                                           -------                -------              -------
    Deferred
        U.S. federal                                          11.2                    3.3                 (9.7)
        Non-U.S.                                              (7.7)                  (4.5)                 2.0
        U.S. state                                            10.6                   (3.3)                (5.8)
                                                           -------                -------              -------

        Total deferred                                        14.1                   (4.5)               (13.5)
                                                           -------                -------              -------

    Total - continuing operations                          $  88.0                $  69.1              $  67.4
                                                           =======                =======              =======

Current tax expense does not reflect benefit of $26.5 million, $37.1 million and $22.2 million, for the years ended December 31, 2001, 2000 and 1999, respectively, related to the exercise of employee stock options recorded through Additional Paid-in Capital in the Consolidated Statements of Stockholders' Equity.

The reconciliations of the U.S. federal statutory tax rate to the combined effective tax rate follow:

                                                              2001                   2000                 1999
---------------------------------------------------------------------------------------------------------------
Statutory rate of tax expense                                 35.0%                  35.0%                35.0%
    State taxes, net of U.S. tax benefit                       1.0                    1.0                  1.7
    Ireland income                                           (14.4)                 (12.5)               (10.9)
    U.S. tax effect of foreign earnings
        and dividends, net of foreign tax credits              9.1                    4.2                  7.4
    Other credits (R&D)                                       (6.1)                  (3.6)                (1.1)
    ASTI in-process R&D                                        5.4                      -                    -
    Taxes on unremitted earnings of subsidiaries               3.6                    2.6                 (0.4)
    Other                                                      0.4                    2.6                  0.2
                                                             -----                  -----                -----
        Effective tax rate                                    34.0%                  29.3%                31.9%
                                                             =====                  =====                =====

Withholding and U.S. taxes have not been provided on approximately $655.2 million of unremitted earnings, including amounts related to discontinued operations, of certain non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid. Such earnings would become taxable upon the sale or liquidation of these non-U.S. subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such unremitted earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against the Company's U.S. tax liability, if any.

The Company and its domestic subsidiaries file a consolidated U.S. federal income tax return. Such returns have either been audited and/or settled through statute expiration through the year 1995. The Company and its consolidated subsidiaries are currently under examination for years 1996 through 1999. The Company believes the additional tax liability, if any, for such years and subsequent years, will not have a material effect on the financial position of the Company.

At December 31, 2001, the Company has net operating loss carryforwards in certain non-U.S. subsidiaries, with various expiration dates, of approximately $41.2 million.

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, 2001, 2000, and 1999 are as follows:

(in millions)                                                 2001                  2000                 1999
--------------------------------------------------------------------------------------------------------------
Deferred tax assets
    Net operating loss carryforwards (foreign)             $  11.5               $  11.7              $  12.2
    Accrued expenses                                           9.1                  10.7                  9.5
    Capitalized expenses                                       8.7                   5.7                  5.8
    Deferred compensation                                      6.6                   5.3                  4.4
    Pension expense                                           (1.5)                 15.1                 12.5
    Medicaid rebates                                           6.1                   6.0                  4.0
    Postretirement medical benefits                            7.9                   7.5                  7.6
    Capitalized intangible assets                             60.1                  16.9                 16.9
    Plant consolidation                                          -                   7.9                  6.3
    Research credit carryforwards                             11.4                   9.2                 14.4
    All other                                                 33.7                  20.8                 20.5
                                                           -------               -------              -------
                                                             153.6                 116.8                114.1
    Less: valuation allowance                                (71.5)                (21.8)               (18.1)
                                                           -------               -------              -------
Total deferred tax assets                                     82.1                  95.0                 96.0
                                                           -------               -------              -------

Deferred tax liabilities
    Depreciation                                               7.4                   8.3                 11.4
    All other                                                    -                  (2.1)                 0.4
                                                           -------               -------              -------
Total deferred tax liabilities                                 7.4                   6.2                 11.8
                                                           -------               -------              -------

Net deferred tax assets                                    $  74.7               $  88.8              $  84.2
                                                           =======               =======              =======

The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 2001 were $17.2 million and $57.5 million, respectively. The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 2000 were $45.6 million and $43.2 million, respectively. Such amounts are included in "other current assets" and "investments and other assets" in the Consolidated Balance Sheets. The increase in the valuation allowance is primarily related to the purchase of the ASTI stock and the resulting carryover basis of the deferred tax assets. If such deferred tax assets were to be realizable, approximately $31 million of the valuation allowance would be realized through the reduction of the capitalized intangible assets.

Based on the Company's historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 2001. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income, however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

              Note 12: Employee Retirement And Other Benefit Plans

                    Pension and Postretirement Benefit Plans

The Company sponsors qualified defined benefit pension plans covering substantially all of its employees. In addition, the Company sponsors two supplemental nonqualified plans, covering certain management employees and officers. U.S. pension benefits are based on years of service and compensation during the five highest consecutive earnings years. The Company's funding policy for its U.S. qualified plan is to provide currently for accumulated benefits, subject to federal regulations. Plan assets of the qualified plan consist primarily of fixed income and equity securities. Benefits for the nonqualified plans are paid as they come due.

The Company has one retiree health plan that covers United States retirees and dependents. Retiree contributions are required depending on the year of retirement and the number of years of service at the time of retirement. Disbursements exceed retiree contributions and the plan currently has no assets. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's past practice and management's intent to manage plan costs. The Company's history of retiree medical plan modifications indicates a consistent approach to increasing the cost sharing provisions of the plan.

With respect to the employees of AMO, the Company's discontinued operation, the Company froze pension benefits at the date of the AMO spin-off for most of its defined benefit pension plans and one retiree health plan. The pension liabilities related to such employees' service prior to the spin-off date remain with Allergan. However, certain defined benefit pension plans in Japan and Germany were legally separated at the date of the spin-off between Allergan and AMO, and each company is required to maintain the respective plan benefits for its employees.

Components of net periodic benefit cost under the Company's U.S. and major non-U.S. pension plans and retiree health plan for 2001, 2000, and 1999 were:

                                                                                                  Other
                                               Pension Benefits                          Postretirement Benefits
                                        -------------------------------              -----------------------------
(in millions)                           2001         2000          1999              2001        2000         1999
------------------------------------------------------------------------------------------------------------------
Service cost                          $ 11.9       $ 11.0        $ 10.7             $ 0.9       $ 0.8        $ 0.9
Interest cost                           16.3         14.6          13.0               1.0         0.8          0.7
Expected return on plan assets         (12.2)       (11.6)        (14.0)                -           -            -
Amortization of transition amount       (0.5)        (0.5)         (0.5)                -           -            -
Amortization of prior service cost       0.2          0.2           0.2              (0.1)       (0.1)        (0.1)
Recognized net actuarial (gain) loss    (4.4)        (2.5)          3.4              (0.3)       (0.3)        (0.3)
Curtailment gain (loss)                    -            -           0.1                 -           -         (0.1)
                                      ------       ------        ------             -----       -----        -----

Net periodic benefit cost             $ 11.3       $ 11.2        $ 12.9              $1.5       $ 1.2        $ 1.1
                                      ======       ======        ======             =====       =====        =====

Net periodic benefit costs of $8.3 million, $7.1 million and $8.1 million were recorded to continuing operations and $3.0 million, $4.1 million and $4.8 million to discontinued operations in 2001, 2000 and 1999, respectively, for the pension plans. Net periodic benefit costs of $1.1 million, $0.8 million and $0.7 million were recorded to continuing operations in 2001, 2000 and 1999, respectively, and $0.4 million for each of the years ended 2001, 2000 and 1999 to discontinued operations for the retiree health plan.

The table below presents components of the change in benefit obligation, change in plan assets and funded status for the Company's U.S. and major non-U.S. pension plans and retiree health plan for December 31, 2001 and 2000. The components include both continuing and discontinued operations since the Company did not account for its discontinued ophthalmic surgical and contact lens care businesses on the basis of a separate legal entity.

                                                                                                Other
                                                         Pension Benefits               Postretirement Benefits
                                                     -----------------------            -----------------------
(in millions)                                        2001               2000            2001              2000
--------------------------------------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation, beginning of period              $211.9           $197.1            $ 11.7           $  9.8
Service cost                                           11.9             11.0               0.9              0.8
Interest cost                                          16.3             14.6               1.0              0.8
Participant contributions                               0.8              0.8                 -                -
Actuarial (gain) loss                                  19.4             (3.1)              4.8              1.0
Benefits paid                                          (6.5)            (5.5)             (0.7)            (0.7)
Impact of foreign currency translation                 (2.7)            (3.0)                -                -
                                                     ------           ------            ------           ------

Benefit obligation, end of period                    $251.1           $211.9            $ 17.7           $ 11.7
                                                     ------           ------            ------           ------

Change in plan assets
Fair value of plan assets, beginning of period       $167.7           $156.0            $    -           $    -
Actual (loss) return on plan assets                   (19.8)            10.9                 -                -
Company contribution                                   45.2              6.5               0.7              0.7
Participant contributions                               0.8              0.8                 -                -
Benefits paid                                          (6.5)            (5.5)             (0.7)            (0.7)
Impact of foreign currency translation                 (1.4)            (1.0)                -                -
                                                     ------           ------            ------           ------

Fair value of plan assets, end of period             $186.0           $167.7            $    -           $    -
                                                     ------           ------            ------           ------

Funded status of plans                               $(65.1)          $(44.2)           $(17.7)          $(11.7)
Unrecognized net actuarial loss (gain)                 56.3              1.2              (1.3)            (6.5)
Unrecognized prior service cost                         1.0              1.3              (1.2)            (1.3)
Unrecognized net transition obligation                 (0.5)            (1.0)                -                -
Fourth quarter contributions                            1.6              1.3                 -                -
                                                     ------           ------            ------           ------

Accrued benefit cost                                 $ (6.7)          $(41.4)           $(20.2)          $(19.5)
                                                     ======           ======            ======           ======

As part of the spin-off of AMO on June 29, 2002, the Company transferred $10.5 million, $3.9 million and $4.6 million of benefit obligations, plan assets and accrued benefit costs, respectively, to AMO measured as of the spin-off date.

The funded status of the Company's U.S. pension benefits presented were measured as of September 30, 2001 and 2000. The funded status of foreign pension benefits and other postretirement benefits presented were measured as of December 31, 2001 and 2000. The Company adopted these measurement dates to conform to its internal cost management systems.

Weighted average assumptions as of their respective measurement dates are:

                                                                                                Other
                                                        Pension Benefits                Postretirement Benefits
                                                   -------------------------            -----------------------
                                                     2001               2000            2001              2000
                                                   ------------------------------------------------------------
Discount rate used                                  7.50%               8.00%           7.50%            8.00%
Expected return on plan assets                     10.00%              10.00%            n/a              n/a
Rate of compensation increase                       4.89%               5.39%            n/a              n/a

Assumed health care cost trend rates have a significant effect on the amounts reported as other postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                         1-Percentage-Point               1-Percentage-Point
(in millions)                                                 Increase                         Decrease
------------------------------------------------------------------------------------------------------------
Effect on total service and interest cost components           $  0.5                           $ (0.4)
Effect on postretirement benefit obligation                       2.9                             (2.4)

Cost increases of 5.0% were assumed for the indemnity medical plan and 5.5% for the HMO medical plan in 2001. Annual cost increases were assumed to remain at 5% for the medical plans in 2002 and graded rates from 12% to 5% thereafter.

                           Savings and Investment Plan

The Company has a Savings and Investment Plan, which provides for all U.S. employees to become participants upon employment. In general, participants' contributions, up to 5% of compensation, qualify for a 50% Company match. Company contributions are generally used to purchase Allergan Common Stock. The Company's cost of the plan for continuing operations was $2.7 million in 2001, $2.4 million in 2000, and $1.8 million in 1999.

     Note 13: Employee Stock Ownership Plan and Incentive Compensation Plans

                          Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) for U.S. employees. A related loan is guaranteed by the Company as to payment of principal and interest and, accordingly, the unpaid balance of the loan is included in the Company's Consolidated Financial Statements as debt, offset by unearned compensation included in stockholders' equity. The ESOP trust purchased 2,670,000 shares from the Company using the proceeds of the loan, all of which are considered outstanding for purposes of calculating earnings per share. Participants receive an allocation of shares held in the plan based on the amortization schedule of the loan borrowed by the ESOP to purchase the shares, and generally become vested over five years of Company service. Allocated shares are divided among participants based on relative compensation. Allocated and unallocated shares in the ESOP as of December 31, 2001 and 2000 are summarized below.

                                                        Number of Shares
                                                --------------------------------
(in thousands)                                      2001               2000
--------------------------------------------------------------------------------
Allocated shares                                   2,179               1,976
Shares committed to be allocated                     206                 203
Unallocated shares                                   285                 491
                                                   -----               -----

Total ESOP shares                                  2,670               2,670
                                                   =====               =====

The loan has a fifteen year maturity, with quarterly principal and interest payments. Under the repayment plan, the loan will be repaid in July 2003. Interest rates are determined at the Company's option based upon a percent of prime or the LIBOR and the Company's consolidated debt to capitalization ratio.

Dividends accrued on unallocated shares held by the ESOP are used to repay the loan and totaled $0.2 million in 2001 and in 2000, and $0.3 million in 1999. Dividends received on allocated shares held by the ESOP are allocated directly to participants' accounts. Interest incurred on ESOP debt in 2001 was $0.3 million and $0.5 million in 2000 and in 1999. Compensation expense is recognized based on the amortization of the related loan. Compensation expense for 2001, 2000, and 1999 was $2.1 million, $1.7 million and $1.6 million, respectively.

                               Stock Option Plans

The Company has a premium priced stock option plan, an incentive compensation plan and a nonemployee director stock plan. The premium price stock option plan and the incentive compensation plan provide for the granting of non-qualified premium priced and other stock options, restricted stock and other stock-based incentive awards for officers and key employees. As of December 31, 2001 an aggregate of approximately 19,621,000 shares of stock have been authorized for issuance for both the premium priced stock option plan and the incentive compensation plans, and 250,000 shares have been authorized for issuance under the nonemployee director stock plan.

The premium priced options were granted in three tranches; the first tranche was assigned an exercise price equal to 120% of the fair market value of a share of common stock on the date of option grant, the second tranche was assigned an exercise price equal to 120% of the option exercise price of the first tranche, and the third tranche was assigned an exercise price equal to 120% of the option exercise price of the second tranche. These options vest and become exercisable upon the earlier of the date in which the fair value of the Company stock equals or exceeds the option exercise price or 5 years from the date of grant. Options expire six years after their original date of grant.

For the incentive compensation plan, grants have historically provided that options become exercisable 25% per year beginning twelve months after the date of grant. Options generally expire ten years after their original date of grant. Options granted under the Company's incentive compensation plan provide that an employee holding a stock option may exchange stock which the employee has owned for at least six months as payment against the exercise of the option. This provision applies to all options outstanding at December 31, 2001.

Stock option activity under the Company's premium priced stock option plan and the incentive compensation plans are summarized below. The detailed option amounts in the table below do not reflect adjustments to the number of shares and price per share which resulted from the dividend of AMO stock to the Company's stockholders on June 29, 2002.

                                                      2001                           2000                          1999
                                            --------------------------     ---------------------------   -------------------------
                                                             Weighted                        Weighted                    Weighted
                                              Number          Average        Number           Average      Number         Average
                                                of           Exercise          of            Exercise        of          Exercise
(in thousands, except option price data)      Shares           Price         Shares            Price       Shares          Price
----------------------------------------      ------           -----         ------            -----       ------          -----
Outstanding, beginning of year                7,772           $32.77         9,645            $30.06       6,835          $14.45
Options granted                               4,573            98.02         2,180             54.32       4,955           44.77
Options exercised                            (1,296)           23.36        (3,893)            38.06      (2,075)          13.99
Options cancelled                              (220)           63.59          (160)            34.66         (70)          23.95
                                             ------                         ------                        ------

Outstanding, end of year                     10,829            60.83         7,772             32.77       9,645           30.06
                                             ======                         ======                        ======

Exercisable, end of year                      3,263            25.69         2,652             19.55       2,575           14.27
                                             ======                         ======                        ======

Weighted average fair value of options
  granted during the year                            $23.55                          $21.40                         $9.79
                                                     ======                          ======                         =====

The fair value of each option granted during 2001, 2000, and 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.50% in 2001, 0.60% in 2000, and 0.75% in 1999, expected volatility of 33.0% for 2001 and 34.0% for 2000 and 1999, risk-free interest rate of 4.8% in 2001, 6.6% in 2000, and 4.9% in 1999, and expected life of 5 years for 2001 and for 2000, and 4 years for 1999 grants.

The following table summarizes stock options outstanding at December 31, 2001 (shares in thousands):

                                             Options Outstanding                                   Options Exercisable
                       --------------------------------------------------------------    -------------------------------------
                                                  Average
                             Number              Remaining         Weighted Average          Number          Weighted Average
       Range of           Outstanding           Contractual            Exercise           Exercisable            Exercise
   Exercise Prices        at 12/31/01              Life                 Price             at 12/31/01              Price
------------------------------------------------------------------------------------------------------------------------------
$ 10.53  - $ 13.81              1,115              4.4                 $ 13.24              1,115                  $13.24
$ 16.59  - $ 17.56              1,156              5.6                 $ 17.31                884                  $17.31
$ 26.44  - $ 34.66              1,575              6.8                 $ 34.55                656                  $34.53
$ 42.69  - $ 60.41              2,494              7.8                 $ 51.65                605                  $51.01
$ 75.13  - $110.30              3,699              7.5                 $ 90.85                  3                  $78.13
$132.36                           790              5.6                 $132.36                  -                       -
                               ------                                                       -----
                               10,829                                                       3,263
                               ======                                                       =====

No compensation expense has been recognized for stock-based incentive compensation plans other than for restricted stock awards under the incentive compensation plan and the nonemployee director stock plan. Had compensation expense for the Company's stock options under the incentive compensation plan been recognized based upon the fair value for awards granted, the Company's net earnings would have been reduced to the following pro forma amounts:

(in millions, except
  per share data)

                                      2001            2000           1999
                                    --------        --------       --------
Net Earnings:
     As reported                     $224.9          $215.1         $188.2
     Pro forma                       $197.3          $195.9         $173.2

Earnings per share:
     As reported basic               $ 1.71          $ 1.65         $ 1.42
     As reported diluted             $ 1.68          $ 1.61         $ 1.39
     Pro forma basic                 $ 1.50          $ 1.50         $ 1.31
     Pro forma diluted               $ 1.47          $ 1.47         $ 1.28

These pro forma effects are not indicative of future amounts. The Company expects to grant additional awards in future years.

Under the terms of the incentive compensation plan, the restricted stock awards are subject to restrictions as to sale or other disposition of the shares and to restrictions which require continuous employment with the Company. The restrictions generally expire, and the awards become fully vested, four years from the date of grant. The Company did not grant any restricted stock in 2001 or 2000 and granted 180,000 shares of stock under the plan in 1999. The weighted average grant date price of the restricted stock grants was $35.26 in 1999. Grants of restricted stock are charged to unearned compensation in stockholders' equity at their intrinsic value and recognized in expense over the vesting period. Compensation expense for continuing operations recognized under the restricted stock award plan was $1.2 million in 2001, $1.3 million in 2000, and $1.5 million in 1999.

Under the terms of the nonemployee director stock plan, each eligible director received an initial grant of restricted stock and will receive additional grants upon re-election to the Board. As of December 31, 2001, there were 209,338 shares issued and outstanding under the plan. Compensation expense recognized under the plan was $1.1 million in 2001, $1.0 million in 2000, and $780,000 in 1999.

                         Note 14: Financial Instruments

In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

The Company enters into derivative financial instruments with major financial institutions that have at least an "A" or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote.

Foreign Exchange Risk Management

The Company enters into foreign currency option and forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into contracts which change in value as foreign exchange rates change to economically offset the effect of changes in value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. Effective January 1, 2001, the Company's management decided not to designate these derivative instruments as accounting hedges.

The Company uses foreign currency option contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company's business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen, British pound, Australian dollar, Canadian dollar, Brazilian real and the euro.

As all of the Company's outstanding foreign exchange forward contracts are entered into to protect the value of foreign denominated intercompany receivables, the changes in the fair value of the foreign currency forward contracts are economically designed to offset the changes in the revaluation of the foreign denominated intercompany receivables. As a result, current changes in both the foreign currency forward contracts and revaluation of the foreign denominated intercompany receivables are recorded through "Other, net" in the accompanying Consolidated Statements of Earnings.

All of the Company's outstanding foreign currency options are entered into to reduce the volatility of earnings generated in currencies other than the U.S. dollar, primarily earnings denominated in British pound, Australian dollar, Canadian dollar, Brazilian real and the euro. As a result, the changes in the fair value of the foreign currency option contracts during 2001 are recorded through earnings as "Unrealized Gains on Derivative Instruments" while any realized gains on expired contracts are recorded through earnings as "Other, net" in the accompanying Consolidated Statements of Earnings. The premium cost of purchased foreign exchange option contracts are recorded in "Other Current Assets" and amortized over the life of the options.

At December 31, the notional principal and fair value of the Company's outstanding foreign currency derivative financial instruments were as follows (in millions):

                                                   2001                    2000
                                           --------------------    --------------------
                                           Notional       Fair     Notional       Fair
                                           Principal      Value    Principal      Value
                                           ---------      -----    ---------      -----
Forward exchange contracts                  $  22.0       $ 0.2     $  25.0      $(1.5)
Foreign currency options purchased            158.1         9.2       144.8        3.7

These instruments hedge foreign currency risks associated with both continuing and discontinued operations. The notional principal amounts provide one measure of the transaction volume outstanding as of year end, and do not represent the amount of the Company's exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 2001 and 2000. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments. The impact of foreign exchange risk management transactions on pre-tax earnings from continuing operations was a net realized gain of $0.8 million in 2001, a net realized gain of $3.1 million in 2000 and a net realized gain of $0.9 million in 1999 and are recorded as "Other, net" in the accompanying Consolidated Statements of Earnings.

Fair Value of Financial Instruments

At December 31, 2001 and 2000, the Company's financial instruments included cash and equivalents, trade receivables, investments, accounts payable, borrowings and foreign exchange forward and option contracts. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of marketable investments, notes payable, long-term debt and foreign currency contracts were estimated based on quoted market prices at year-end. The fair value of non-marketable equity investments which represent other investments in start-up technology companies or partnerships that invest in start-up technology companies, are estimated based on the fair value information provided by these ventures.

The carrying amount and estimated fair value of the Company's financial instruments at December 31 were as follows (in millions):

                                                           2001                                 2000
                                          ------------------------------------------------------------------------
                                                Carrying                             Carrying
                                                 Amount         Fair Value            Amount         Fair Value
                                          ------------------------------------------------------------------------
Cash and equivalents                             $774.9           $774.9              $761.3           $761.3

Non-current investments:
   Marketable equity                                8.8              8.8                15.1             15.1
   Non-marketable equity                           16.2             16.2                 6.4              6.4

Notes payable                                      75.1             75.5                41.7             41.7

Long-term convertible,
subordinated notes, net of discount               411.8            409.6               401.7            456.9

Long-term debt                                     33.0             34.2                82.6             82.9

Marketable equity amounts include unrealized holding gains of $1.1 million at December 31, 2000. There were no unrealized holding gains or losses related to marketable equity investments at December 31, 2001. An impairment charge of $4.5 million was recorded in 2001 due to an other than temporary decline in value of certain marketable equity securities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the number of customers comprising the Company's customer base, and their geographic dispersion. At December 31, 2001 and 2000, one customer represented 6.0% and 10.5%, respectively, of trade receivables, net. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

                    Note 15: Commitments and Contingencies

The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $20.8 million in 2001, $17.3 million in 2000, and $10.4 million in 1999. Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 2001, are as follows: $21.9 million in 2002; $12.4 million in 2003; $7.3 million in 2004; $4.2 million in 2005; $3.4 million in 2006 and $5.1 million thereafter.

The Company is involved in various litigation and claims arising in the normal course of business. On March 1, 2001, after concluding that Pharmacia Corporation planned to file a patent infringement lawsuit against the Company regarding the investigational glaucoma drug, Lumigan(R), the Company filed a declaratory relief lawsuit against Pharmacia (and related entities) in the United States District Court for the District of Delaware. In the lawsuit, the Company asked the court to issue a ruling that Lumigan(R) does not infringe certain patents owned or controlled by Pharmacia and also that such patents are not valid. On March 21, 2001, Pharmacia filed an answer to the complaint, denying Allergan's allegations. Pharmacia and Columbia University also filed a counterclaim against Allergan, alleging that Allergan infringes the same two patents that Allergan identified in its complaint. On April 10, 2001, Allergan filed its answer to the counterclaim of Pharmacia and Columbia, as well as a counterclaim in reply against Columbia. On October 24, 2002, Allergan entered into a settlement with Pharmacia and Columbia University resolving all intellectual property disputes regarding Lumigan(R) worldwide. Allergan recorded a pre-tax charge of $118.7 million in the third quarter of 2002 related to this agreement and will pay royalties on the sale of Lumigan(R) for a specified time based on the future sales of Lumigan(R). On November 4, 2002, the United States District Court in Delaware entered an order dismissing with prejudice the intellectual property lawsuits with Pharmacia and Columbia University regarding Lumigan(R) that were venued in the United States. Allergan and Pharmacia are currently taking steps to obtain dismissals with prejudice of related U.K., Dutch and Swedish actions.

On December 20, 2001, a class action lawsuit entitled "Citizens for Consumer Justice, etc. v. Abbott Laboratories, Inc., Allergan, Inc., etc." was filed in the United States District Court in Massachusetts. The lawsuit contends that 29 pharmaceutical companies, including the Company, violated the Sherman Antitrust Act, as well as the Racketeering Influenced and Corrupt Organization (RICO), by manipulating the average wholesale price of pharmaceuticals, selling drugs to healthcare providers at a price substantially less than the price healthcare providers charged Medicare beneficiaries and encouraging healthcare providers to claim Medicare reimbursement for free samples.

On June 6, 2001, after receiving paragraph 4 invalidity and noninfringement Hatch-Waxman Act certifications from Apotex indicating that Apotex had filed an Abbreviated New Drug Application ("ANDA") for a generic form of Acular, the Company, along with Syntex, the holder of the patent, filed a patent infringement lawsuit against Apotex, Inc. Apotex Corp. and Novex Pharma in the Northern District of California. In addition, Allergan has filed a lawsuit in Canada against Apotex similarly related to a generic version of Acular(R) in Canada. In the complaint, the Company and Syntex asked the Court to find that the Acular(R) patent at issue is valid and infringed by the drug product sought to be approved in the Apotex ANDA.

On or about January 8, 2002, after receiving paragraph 4 invalidity and noninfringement Hatch-Waxman Act certifications from Bausch & Lomb and Alcon Laboratories indicating that both had filed ANDAs for a generic form of Alphagan, the Company filed a patent infringement lawsuit against Bausch & Lomb and Alcon Laboratories in the Central District of California. In the complaint, the Company asked the court to find that the Alphagan patents at issue are valid and infringed by the drug products sought to be approved in the Bausch & Lomb and Alcon ANDAs.

Although the ultimate outcome of any pending litigation or claims cannot be ascertained at this time, Allergan currently believes that the liability, if any, resulting from the aggregate amount of uninsured damages for outstanding lawsuits, investigations and asserted claims will not have a material adverse effect on its consolidated financial position and results of operations. However, in view of the unpredictable nature of such matters, no assurances can be given in this regard.

                    Note 16: Business Segment Information

The Company operates its business on the basis of a single reportable segment - specialty pharmaceuticals. The Company produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for certain therapeutic and cosmetic indications. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for its products in all geographic regions which share similar distribution channels and customers.

Management evaluates its various global product portfolios on a revenue basis, which is presented below. The Company's principal markets are the United States, Europe, Latin America and Asia. The United States information is presented separately as it is the Company's headquarters country, and U.S. sales, including manufacturing operations, represented 67.0%, 63.4% and 60.7% of total product net sales in 2001, 2000, and 1999, respectively. In the United States, sales to two major customers represent 28.2% and 26.9% of total Company consolidated product net sales in 2001 and 2000, respectively. In the United States, 1999 sales to one major customer represented 16.3% of total Company consolidated product net sales in 1999. No other country or single customer generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

Long-lived assets, depreciation and amortization and capital expenditures are assigned to geographic regions based upon management responsibility for such items.

PRODUCT NET SALES BY PRODUCT LINE

                                                         Net Sales
                                        --------------------------------------
(in millions)                           2001             2000             1999
------------------------------------------------------------------------------
Specialty Pharmaceuticals
   Eye Care Pharmaceuticals          $  753.7          $683.9           $576.2
   Skin Care                             78.9            68.7             76.6
   Botox(R)                             309.5           239.5            175.8
                                     -----------------------------------------
Net sales                            $1,142.1          $992.1           $828.6
                                     =========================================

GEOGRAPHIC INFORMATION

                                                         Net Sales
                                        --------------------------------------
(in millions)                           2001             2000             1999
------------------------------------------------------------------------------
United States                        $  760.8          $625.1           $497.4
Europe                                  183.0           181.8            173.5
Latin America                           102.4           100.0             82.7
Asia Pacific                             55.1            48.1             39.8
Other                                    35.9            33.3             29.4
                                     -----------------------------------------
                                      1,137.2           988.3            822.8
Manufacturing operations                  4.9             3.8              5.8
                                     -----------------------------------------
Net sales                            $1,142.1          $992.1           $828.6
                                     =========================================

                                                                       Depreciation and
                                      Long-Lived Assets                  Amortization                  Capital Expenditures
                               -----------------------------      ---------------------------      ---------------------------
(in millions)                    2001       2000       1999        2001       2000       1999       2001       2000       1999
------------------------------------------------------------      ---------------------------      ---------------------------
United States                   $ 51.9     $ 43.9     $ 41.2       $21.1      $18.8      $16.9      $23.6      $22.2      $24.8
Europe                            24.4       20.6       19.3        3.3        4.4        5.2        6.6        2.0        1.2
Latin America                     25.2       21.3       20.0        4.8        5.3        3.1        2.8        3.6        2.0
Asia Pacific                      11.4        9.6        9.0        1.3        1.2        1.2        0.3        0.4        0.7
Other                              0.3        0.5        0.4        0.5        0.7        0.5        0.1          -          -
                                ----------------------------      ---------------------------      ---------------------------
                                 113.2       95.9       89.9       31.0       30.4       26.9       33.4       28.2       28.7
Manufacturing operations         265.6      224.9      210.8       15.5       19.3       21.4       13.1       24.8       24.6
General corporate                175.1      148.2      138.9        6.5        5.3        4.8       37.6        7.3        5.4
                                ----------------------------      ---------------------------      ---------------------------
Total                           $553.9     $469.0     $439.6      $53.0      $55.0      $53.1      $84.1      $60.3      $58.7
                                ============================      ===========================      ===========================

                          Note 17: Earnings Per Share

The table below presents the computation of basic and diluted earnings per share:

                                                                              Year Ended December 31,
                                                                    2001                2000                  1999
                                                              --------------------------------------------------------
BASIC EARNINGS:
Earnings from continuing operations                                $171.2              $165.9                $143.7
Earnings from discontinued operations                                54.9                49.2                  44.5
Cumulative effect of change in accounting principle                  (1.2)                  -                     -
                                                                   ------              ------                ------

Basic net earnings                                                 $224.9              $215.1                $188.2
                                                                   ======              ======                ======

DILUTED EARNINGS:
Earnings from continuing operations                                $171.2              $165.9                $143.7
Net interest expense from convertible subordinated
notes, net of tax                                                     6.8                   -                     -
                                                                   ------              ------                ------
                                                                    178.0               165.9                 143.7
Earnings from discontinued operations                                54.9                49.2                  44.5
Cumulative effect of change in accounting principle                  (1.2)                  -                     -
                                                                   ------              ------                ------

Diluted net earnings                                               $231.7              $215.1                $188.2
                                                                   ======              ======                ======

Weighted average number of shares issued                            131.8               130.7                 132.2
Net shares assumed issued using the treasury stock
method for options outstanding during each period
based on average market price                                         2.2                 3.1                   3.0
Dilutive effect of assumed conversion of subordinated
notes outstanding                                                     3.8                   -                     -
                                                                   ------              ------                ------

Diluted shares                                                      137.8               133.8                 135.2
                                                                   ======              ======                ======

BASIC EARNINGS PER SHARE:
     Continuing operations                                         $ 1.30              $ 1.27                $ 1.09
     Discontinued operations                                         0.42                0.38                  0.33
     Cumulative change in accounting principle                      (0.01)                  -                     -
                                                                   ------              ------                ------

     Net basic earnings per share                                  $ 1.71              $ 1.65                $ 1.42
                                                                   ======              ======                ======

DILUTED EARNINGS PER SHARE:
     Continuing operations                                         $ 1.29              $ 1.24                $ 1.06
     Discontinued operations                                         0.40                0.37                  0.33
     Cumulative change in accounting principle                      (0.01)                  -                     -
                                                                   ------              ------                ------

     Net diluted earnings per share                                $ 1.68              $ 1.61                $ 1.39
                                                                   ======              ======                ======

Options to purchase 4,489,615 shares of common stock at exercise prices ranging from $75.13 to $132.36 were outstanding at December 31, 2001. At December 31, 1999, options of 2,200,000 with an exercise price of $55.00 were outstanding. These outstanding options at December 31, 2001 and 1999 were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares and, therefore, the effect would be antidilutive. At December 31, 2000, there were no options which had an exercise price greater than the average market price of common shares.

For the year ended December 31, 2001 the effect of approximately 3.8 million common shares related to convertible notes (Note 10) were dilutive and included in the computation of diluted EPS.

All amounts related to stock options and the number of common shares related to convertible notes disclosed in this Note 17 do not reflect adjustments which resulted from the dividend of AMO stock to the Company's stockholders on June 29, 2002.

                         Note 18: Comprehensive Income

The following table summarizes the components of comprehensive income for the years December 31:

(in millions)                                                           2001                                   2000
                                                        -------------------------------------  -------------------------------------
                                                        Before tax  Tax (expense)  Net-of-tax  Before tax  Tax (expense)  Net-of-tax
                                                          amount     or benefit      amount      amount     or benefit      amount
                                                          ------     ----------      ------      ------     ----------      ------
Foreign currency translation adjustments:
   Unrealized foreign currency translation adjustments    $ (2.5)      $    -        $ (2.5)     $ (2.8)      $    -        $ (2.8)

Minimum pension liability adjustment                        (8.9)         1.7          (7.2)          -            -             -

Unrealized gains on investments:
   Unrealized holding gains arising during period              -            -             -         2.6         (0.9)          1.7
   Less: reclassification adjustment for
         gains/(losses) realized in net earnings            (1.7)         0.6          (1.1)       (0.6)         0.2          (0.4)
                                                          ------       ------        ------      ------       ------        ------
   Net unrealized gains (losses) on investments             (1.7)         0.6          (1.1)        2.0         (0.7)          1.3
                                                          ------       ------        ------      ------       ------        ------

Other comprehensive loss                                  $(13.1)      $  2.3         (10.8)     $ (0.8)      $ (0.7)         (1.5)
                                                          ======       ======                    ======       ======
Net earnings                                                                          224.9                                  215.1
                                                                                     ------                                 ------
Total comprehensive income                                                           $214.1                                 $213.6
                                                                                     ======                                 ======

(in millions)                                                            1999
                                                        ---------------------------------------
                                                         Before tax  Tax (expense)  Net-of-tax
                                                           amount     or benefit      amount
                                                           ------     ----------      ------
Foreign currency translation adjustments:
   Unrealized foreign currency translation adjustments     $(42.1)      $   -         $(42.1)

Minimum pension liability adjustment                            -           -              -

Unrealized gains on investments:
   Unrealized holding gains arising during period             1.6        (0.6)           1.0
   Less: reclassification adjustment for
         gains/(losses) realized in net earnings             (6.1)        2.2           (3.9)
                                                           ------       -----         ------
   Net unrealized gains (losses) on investments              (4.5)        1.6           (2.9)
                                                           ------       -----         ------

Other comprehensive loss                                   $(46.6)      $ 1.6          (45.0)
                                                           ======       =====
Net earnings                                                                           188.2
                                                                                      ------
Total comprehensive income                                                            $143.2
                                                                                      ======

                           Note 19: Subsequent Event

On January 18, 2002, the Board of Directors declared a cash dividend of $.09 per share payable on March 14, 2002 to stockholders of record on February 15, 2002.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Allergan, Inc.:

We have audited the accompanying consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allergan, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Costa Mesa, California
January 22, 2002, except as to Note 2,
which is as of June 29, 2002, and the
second paragraph of Note 15, which is
as of November 4, 2002.

                          QUARTERLY RESULTS (UNAUDITED)

                                         First            Second             Third           Fourth          Total
(in millions, except per share data)    Quarter           Quarter           Quarter          Quarter          Year
--------------------------------------------------------------------------------------------------------------------
2001 (a)
Product net sales                       $275.3            $278.0            $282.1           $306.7         $1,142.1
Product gross margin                     226.3             232.2             231.7            253.8            944.0
Research service revenues,
  primarily from a related party
  (through April 16, 2001)                26.9              14.6               8.2             10.6             60.3
Research services margin                   1.3               1.2               0.7              1.0              4.2
Operating income                          62.6              25.2              67.3             86.9            242.0
Earnings from continuing operations       52.4               9.0(c)           48.9             60.9            171.2
Earnings from discontinued operations      0.9              12.9              17.9             23.2             54.9
Net earnings                              52.1              21.9              66.8             84.1            224.9

Basic earnings per share:
Continuing operations                     0.40              0.07              0.37             0.46             1.30
Discontinued operations                   0.01              0.10              0.14             0.18             0.42
Net basic earnings per share              0.40              0.17              0.51             0.64             1.71

Diluted earnings per share:
Continuing operations                     0.39              0.07              0.37             0.46             1.29
Discontinued operations                   0.01              0.09              0.13             0.16             0.40
Net diluted earnings per share            0.39              0.16              0.50             0.62             1.68

2000 (b)
Product net sales                       $249.0            $253.0            $240.4           $249.7           $992.1
Product gross margin                     198.8             202.5             191.3            201.8            794.4
Research service revenues,
  primarily from a related party          15.6              13.8              15.1             18.4             62.9
Research services margin                   0.8               0.8               0.9              1.0              3.5
Operating income                          61.3              57.4              51.8             55.4            225.9
Earnings from continued operations        42.6              40.4              38.8             44.1            165.9
Earnings from discontinued operations      0.9              11.5              15.8             21.0             49.2
Net earnings                              43.5              51.9              54.6             65.1            215.1

Basic earnings per share:
Continuing operations                     0.33              0.31              0.29             0.34             1.27
Discontinued operations                      -              0.09              0.13             0.16             0.38
Net basic earnings per share              0.33              0.40              0.42             0.50             1.65
Diluted earnings per share:
Continuing operations                     0.32              0.30              0.29             0.33             1.24
Discontinued operations                   0.01              0.09              0.12             0.15             0.37
Net diluted earnings per share            0.33              0.39              0.41             0.48             1.61

(a) Fiscal quarters in 2001 ended on March 30, June 29, September 28 and December 31.

(b) Fiscal quarters in 2000 ended on March 31, June 30, September 29 and December 31.

(c) Reflects a $40 million after-tax charge for acquired in-process research and development.

                                                         SELECTED FINANCIAL DATA

                                                                                 Year Ended December 31,
(in millions, except per share data)                  2001              2000             1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------------
Summary of Continuing Operations

Product net sales                                   $1,142.1          $  992.1         $  828.6          $  716.0         $  582.3
Research service revenues,
  primarily from a related party
  (through April 16, 2001)                              60.3              62.9             46.2              34.4             11.0
Operating costs and expenses:
      Cost of product sales                            198.1             197.7            170.4             170.5            156.4
      Cost of research services                         56.1              59.4             43.3              32.1             10.4
      Selling, general and administrative              481.1             409.2            332.2             299.0            244.6
      Technology fees from related party                (0.7)             (3.1)            (6.1)            (11.2)               -
      Research and development                         227.5             165.7            140.6              97.7             99.2
      Restructuring/impairment charge (reversal)        (1.7)              0.2             (4.4)             82.3                -
      Contribution to Allergan Specialty
        Therapeutics, Inc.                                 -                 -                -             171.4                -
                                                    --------          --------         --------          --------         --------
Operating income (loss)                                242.0             225.9            198.8             (91.4)            82.7
Non-operating income                                    18.3               9.7             12.4              20.1              3.9
Earnings (loss) from continuing operations
  before income taxes and minority interest            260.3             235.6            211.2             (71.3)            86.6
Earnings from continuing operations                    171.2             165.9            143.7             (86.6)            84.2
Earnings from discontinued operations                   54.9              49.2             44.5              (3.6)            44.1
Net earnings (loss)                                    224.9             215.1            188.2             (90.2)           128.3

Basic earnings (loss) per share:
      Continuing operations                             1.30              1.27             1.09             (0.66)            0.64
      Discontinued operations                           0.42              0.38             0.33             (0.03)            0.34

Diluted earnings (loss) per share:
      Continuing operations                             1.29              1.24             1.06             (0.66)            0.64
      Discontinued operations                           0.40              0.37             0.33             (0.03)            0.33

Cash dividends per share                                0.36              0.32             0.28              0.26             0.26

Financial Position

Current assets                                      $1,114.8          $1,097.4         $  697.5          $  661.2         $  636.4
Working capital                                        710.4             752.1            277.6             292.7            273.1
Total assets                                         2,046.2           1,971.0          1,339.1           1,334.4          1,398.9
Long-term debt                                         444.8             484.3            208.8             201.1            142.5
Total stockholders' equity                             977.4             873.8            634.5             696.0            841.4

The earnings per share data in years prior to 1999 has been restated to reflect the two for one stock split in December 1999 (see Note 3 to the Consolidated Financial Statements).

                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

The following table shows the quarterly price range of the Common Stock and the cash dividends declared per share during the periods listed.

                                       2001                                                 2000
                       -------------------------------------              ---------------------------------------
Calendar
Quarter                  Low            High           Div.                 Low              High            Div.
-----------------------------------------------------------------------------------------------------------------
First                  $59.00          $99.38         $0.09               $44.50            $63.94           $.08
Second                  71.13           93.30          0.09                49.88             78.75            .08
Third                   60.00           86.25          0.09                64.75             90.31            .08
Fourth                  64.26           78.10          0.09                67.13            101.13            .08

Allergan Common Stock is listed on the New York Stock Exchange and is traded under the symbol "AGN." In newspapers, stock information is frequently listed as "Alergn." The prices of common stock listed in the table above do not reflect adjustments which resulted from the dividend of AMO stock to the Company's stockholders on June 29, 2002.

The approximate number of stockholders of record was 7,500 as of January 31, 2002.

On January 18, 2002, the Board declared a cash dividend of $0.09 per share, payable March 14, 2002 to stockholders of record on February 15, 2002. See Note 9 to the Consolidated Financial Statements relative to restrictions on dividend payments.

                                   SCHEDULE II
                                 ALLERGAN, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                   YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

Allowance for Doubtful                  Balance at                                                        Balance
Accounts Deducted From                  Beginning                                                         at End
Trade Receivables                        of Year          Additions (a)         Deductions (b)            of Year
---------------------------------------------------------------------------------------------------------------------
                                                                     (in millions)
2001                                       $1.3               $1.1                   $  -                  $2.4
2000                                        2.3                0.1                    1.1                   1.3
1999                                        3.6                0.1                    1.4                   2.3

----------------------------------
(a) Provision charged to earnings.

(b) Accounts written off.